Exhibit 10.23

           CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT
                 HAS BEEN OMITTED AND FILED SEPARATELY WITH THE
                 SECURITIES AND EXCHANGE COMMISSION (THE "SEC")
      PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE
                                OMITTED PORTIONS.
                    OMITTED PORTIONS ARE INDICATED BY [***].

                             COLLABORATION AGREEMENT

      THIS COLLABORATION AGREEMENT ("Agreement") is made and entered into effective as of November 29, 2004 (the "Effective Date"), by and between PHARMATHENE, INC., having principal offices at 175 Admiral Cochrane Dr., Suite 400, Annapolis, MD 21401 ("PharmAthene") and MEDAREX, INC., having principal offices at 707 State Road, Princeton, New Jersey 08540-1437, on behalf of itself and its wholly owned subsidiary, GENPHARM INTERNATIONAL, INC., with principal offices at 521 Cottonwood Drive, Milpitas, California 95035 (collectively, "Medarex"). PharmAthene and Medarex each may be referred to herein individually as a "Party," or collectively as the "Parties."

      WHEREAS, Medarex and PharmAthene desire to enter into a definitive agreement to collaborate in order to commercialize fully human antibodies with respect to the anthrax protective factor antigen, as more fully described in Appendix C attached hereto (the "Collaboration Target"), on the terms set forth below; and;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1 -
                SCOPE OF COLLABORATION; COLLABORATION ACTIVITIES

      Section 1.1 Scope of Collaboration. The Parties have entered into this collaboration (such collective enterprise, the "Collaboration") to jointly


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research, develop and commercialize Collaboration Products with respect to the
Collaboration Target throughout the Territory as set forth in this Agreement. Any capitalized term used in this Agreement not otherwise defined herein shall have the meaning set forth on Appendix A.

      Section 1.2 Research Activities.

            1.2.1 General. Under the direction and supervision of the Steering Committee, the Parties shall use Commercially Reasonable Efforts to conduct their respective research activities in accordance with this Agreement, each Project Plan and each Project Budget.

            1.2.2 Allocation of Costs. All costs associated with the immunization of the HuMAb Mice and the raising of the Collaboration Antibodies (as defined in Section 1.2.3(a) below) to the Collaboration Target that are in existence as of the Effective Date and the initial development work performed by Medarex prior to the Effective Date (the "Medarex Research Activities") shall be borne one-hundred percent (100%) by Medarex. All other costs and expenses incurred by the Parties with respect to the Project Plan and the Project Budget shall be borne by PharmAthene and shall be governed by Sections 4.1.1, 4.1.2 and/or 4.1.3, as applicable. PharmAthene will fund all Collaboration Activities contemplated under the first year Project Plan and Project Budget that are not covered in full by a Government Award received by either Party, and PharmAthene will be solely responsible for funding 100% of all research, development, and commercialization activities (on a fully-burdened basis in accordance with Section 4.1.1) not funded by a Government Award but included in any future Project Plan and Project Budget. PharmAthene shall also be responsible for funding 100% of all activities associated with securing and managing any Government Contract(s) (the "PharmAthene Activities").

            1.2.3 Collaboration Antibodies.

            (a) The list of antibodies set forth on Appendix D shall be the initial "Collaboration Antibodies". As the Parties gain greater understanding of the Collaboration Antibodies (including the amino acid sequence of such Collaboration Antibodies as described in Section 1.2.3(b), to the extent not already determined) and the potential utility of Antibody Products, or in the event that the Parties designate future Collaboration Antibodies, they shall


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update, to the extent appropriate, the description of the Collaboration
Antibodies on Appendix D to more accurately reflect the identity of the Collaboration Antibodies.

            (b) The Parties shall determine the amino acid sequence of at least one heavy chain variable region corresponding to a contiguous portion spanning CDR1 through CDR3 and defining a complete antibody-heavy chain antigen binding domain (a "Binding Sequence") for each Collaboration Antibody for which such sequence has not been determined. Except with respect to the Lead Collaboration Antibody (as defined below), Medarex shall have the right to delete any such Collaboration Antibody from Appendix D, on written notice to PharmAthene within thirty (30) days of its receipt of the correct sequence data for any such Collaboration Antibody, if Medarex (i) is researching or developing, or has researched or developed, either alone or in collaboration with a Third Party, or
(ii) has previously granted a Third Party rights with respect to, any Antibody that has the same Binding Sequence as such Collaboration Antibody, whereupon such Collaboration Antibody shall no longer be deemed a Collaboration Antibody, and all amounts of such Collaboration Antibody (and any cell lines expressing such Collaboration Antibody and other Biological Materials with respect to such Collaboration Antibody) produced pursuant to this Agreement will be destroyed.

            (c) Once the amino acid sequence for a given Collaboration Antibody has been determined as provided in Section 1.2.3(b), Medarex shall use Commercially Reasonable Efforts to deliver to the Collaboration the Antibody Materials with respect to such Collaboration Antibody in such form as the Steering Committee may designate. Medarex shall have no obligation under this Agreement to provide PharmAthene with any Mice Materials or other Biological Materials other than the Collaboration Antibody (and Antibody Materials with respect thereto) as provided in this Section 1.2.3.

            1.2.4 Lead Collaboration Antibody. The Parties agree that the Collaboration Antibody listed in Appendix D under the heading Lead Collaboration Antibody is the "Lead Collaboration Antibody" pursuant to this Agreement." It is understood that without the written consent of PharmAthene the Steering Committee shall not (i) select more than one Lead Collaboration Antibody, (ii) substitute one Lead Collaboration Antibody for another, or research, develop or


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commercialize a Collaboration Antibody other than the Lead Collaboration
Antibody without the written authorization of the Steering Committee and the written consent of PharmAthene and Medarex. With respect to the Lead Collaboration Antibody, the Steering Committee shall solicit bids from suppliers to perform the Production Process Development. Each Party shall have the right to submit a bid on such terms as it desires. The Steering Committee shall use Commercially Reasonable Efforts to enter into a development agreement with the supplier that is best able to meet the Parties' requirements, taking into consideration such factors as price, quality, capacity, quantity, reliability and reputation. In the event the Steering Committee selects a Party to perform Production Process Development pursuant to this Section 1.2.4, the price and other terms and conditions of such Production Process Development shall be based on arm's length negotiations with the Steering Committee

      Section 1.3 Project Plan and Project Budget. From time to time, Medarex and PharmAthene shall jointly develop and implement a project plan (each a "Project Plan") and project budget (each a "Project Budget") for the research, development, manufacture and commercialization of Collaboration Products. It is understood and agreed by the Parties that:

            1.3.1 an outline of the initial Project Plan with respect to the Lead Collaboration Antibody is set forth on Appendix E hereto;

            1.3.2 within sixty (60) days of the Effective Date, Medarex and PharmAthene will agree to a Project Plan and a Project Budget with respect to the Lead Collaboration Antibody such Project Plan and Project Budget to address activities to be performed during the first calendar year of the Collaboration;

            1.3.3 PharmAthene shall pay Two Million United States Dollars (US$2,000,000) (the "Initial PharmAthene Contribution") to Medarex within fifteen (15) days of the Effective Date, which amount shall be used by Medarex solely for purposes of funding activities specified in the initial Project Plan;

            1.3.4 The components of each Project Plan and Project Budget will evolve as the applicable Collaboration Products move through the research, development, manufacture and commercialization life cycle, and no later than December 15th of each calendar year, or upon such date as the Steering Committee


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otherwise determines, the Steering Committee shall agree upon an update to the
Project Plan and Project Budget which will specify in greater detail the activities to be undertaken by the Parties during the next calendar year;

            1.3.5 the Parties agree that the Project Plan for the Lead Collaboration Antibody will include, at a minimum, those research and development activities described in the two grant proposals submitted by Medarex to the National Institutes of Health/National Institute of Allergy and Infectious Disease (NIH/NIAID) and under which the NIH/NIAID has agreed to fund those activities as performed by Medarex pursuant to the specific activities and milestones outlined in such proposals and the budgets submitted therewith. Such research and development activities to be performed by Medarex under the Government Awards are set forth in Appendix E;

            1.3.6 if the Parties disagree as to the nature and scope of any additional activities to be included in the initial Project Plan, then the Project Plan shall be subject to dispute resolution as set forth in Section 2.3; provided that, at a minimum, the activities described in the two grant proposals submitted by Medarex and funded by the NIH/NIAID shall be included in the initial Project Plan;

            1.3.7 any changes or additions to a Project Plan that would alter the activities that Medarex has agreed to perform under the Government Awards awarded to Medarex prior to the Effective Date must be approved in advance by the NIH/NIAID and if approval is not given, then the activities described in the two grant proposals submitted by Medarex and funded by the NIH/NIAID shall be performed and shall be Collaboration Activities;

            1.3.8 at each quarterly meeting of the Steering Committee, the Steering Committee shall review the activities of the Parties during the upcoming calendar quarter and shall adjust the Project Plan and Project Budget accordingly;

            1.3.9 upon approval by the Parties of a Project Plan and a Project Budget, subject to Sections 1.2.2 and 2.3.5, PharmAthene shall fund all Collaboration activities agreed to in the Project Plan and Project Budget, and neither Party will commit to a Project Plan or Project Budget without the ability to undertake (and/or fund) its respective activities and, with respect to PharmAthene its funding obligations, under such Project Plan or Project Budget;


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            1.3.10 no research and development activities shall be conducted by a Party unless such activities are included in an approved Project Plan and Project Budget; and

            1.3.11 Unless otherwise agreed to in writing by the Parties, the Project Plan(s) will provide that PharmAthene will be responsible for commercialization of Collaboration Product in the United States and in any other country of the Territory in which the Parties jointly agree to commercialize a Collaboration Product and will be responsible for securing and managing any Government Contract(s) for the procurement of Collaboration Products; provided that Medarex, through the Steering Committee, shall have the right to review and approve any such Government Contract(s). For the purposes of clarity, no contract for the sale of Collaboration Products (including without limitation a Government Contract) shall be entered into without the express written consent of both Parties, and any decision as to whether or not the Parties (or one of the Parties) shall enter into such a contract shall not be subject to the expedited arbitration procedures set forth in Section 2.3.4. If a Party is willing to enter into a Government Contract and the other Party does not consent to such Government Contract, then the non-consenting Party shall become an Opting-Out Party; provided, however, that PharmAthene, as the party responsible for securing a contract (including without limitation a Government Contract), shall have used best efforts to secure a contract under terms and conditions acceptable to Medarex, such terms and conditions including, but not limited to, terms and conditions that adequately address price, product liability, intellectual property ownership, and indemnification. In no event shall PharmAthene agree to enter into a contract (including without limitation a Government Contract) that would not result in Operating Profit for the Collaboration based upon the projected calculation of Operating Profit jointly determined and agreed to by the Parties.

      Section 1.4 Performance Standards. Each Party shall perform, or cause to be performed, its respective activities hereunder in good scientific manner, and in compliance in all material respects with all Applicable Law and shall use Commercially Reasonable Efforts to (a) research, develop, obtain and maintain Regulatory Approval for and commercialize one or more Collaboration Products with respect to the Lead Collaboration Antibody, and (b) achieve the objectives


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of each Project Plan in accordance with each Project Budget, in each case, efficiently and expeditiously by allocating sufficient time, effort, equipment and skilled personnel to complete such activities successfully and promptly.

      Section 1.5 Product Trademarks. The Parties shall develop Product Trademarks for the Lead Collaboration Antibody that will be commercialized. Such Product Trademarks shall not be confusingly similar to, misleading or deceptive with respect to, or dilute any of the Trademarks owned or Controlled by either of the Parties, or any part of such Trademarks. No Party or any of its Affiliates or sublicensees shall commercialize the Lead Collaboration Antibody under any Trademark other than the Product Trademarks. No Party or any of its Affiliates or sublicensees shall use in its business any Trademark that is confusingly similar to, misleading or deceptive with respect to, or dilutes any of the Lead Collaboration Antibody or any other Trademarks used to identify or distinguish the Lead Collaboration Antibody, or any part of the foregoing. The Steering Committee shall oversee the filing, prosecution and maintenance of all Product Trademark registrations with respect to the Lead Collaboration Antibody. The Parties shall share equally (50%/50%) in the costs and expenses of such filing, prosecution and maintenance. Subject to Applicable Law, the label of the Lead Collaboration Antibody shall include, at PharmAthene's sole discretion, the name of PharmAthene and, at Medarex's sole discretion, the name of Medarex.

      Section 1.6 Supply of Collaboration Products. With respect to clinical and commercial supplies of the Lead Collaboration Antibody, the Steering Committee shall solicit bids from suppliers to supply the Parties' requirements thereof. Each Party shall have the right to submit a bid on such terms as it desires. The Steering Committee shall use Commercially Reasonable Efforts to enter into a supply agreement with the supplier that is best able to meet the Parties' requirements, taking into consideration such factors as price, quality, capacity, quantity, reliability and reputation. In the event the Steering Committee selects a Party to produce clinical and/or commercial supplies pursuant to this Section 1.6, a definitive agreement consistent with the terms of the bid shall be negotiated by such Party (through individuals who are not members of the Steering Committee) and the other Party. If the Parties fail to execute a definitive agreement with respect to such clinical and/or commercial supply within ninety (90) days of the selection of such bid, or such longer period as the Steering Committee may decide, then the Steering Committee shall commence negotiations with respect to the next most favorable bid.


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                                   ARTICLE 2 -
                         OPERATION OF THE COLLABORATION

      Section 2.1 Steering Committee.

            2.1.1 Formation of Steering Committee. The Parties shall establish a joint committee (the "Steering Committee"), which shall oversee the research, development and commercialization activities hereunder. Each of PharmAthene and Medarex shall appoint an equal number of representatives with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to the Collaboration. From time to time, PharmAthene and Medarex each may substitute any of its representatives to the Steering Committee on written notice to the other Party.

            2.1.2 Responsibilities. The Steering Committee shall, in addition to its other responsibilities described in this Agreement: (a) prioritize the research, development, manufacturing and commercialization activities with respect to Collaboration Antibodies and Collaboration Products; (b) subject to
Section 1.3, allocate responsibility for such activities between PharmAthene and Medarex taking into consideration their relevant expertise and available resources; (c) develop and implement a strategy for researching, developing, manufacturing, obtaining and maintaining Regulatory Approvals for, and commercializing, the Lead Collaboration Antibody; (d) determine whether to enter into any agreements pursuant to Section 7.4 or otherwise that would give rise to Third-Party Payments; (e) establish such subcommittees as deemed appropriate by the Steering Committee; and (f) take such other actions as are set forth in this
Article 2 or as the Parties may unanimously agree. The Steering Committee may evaluate additional technologies that may be necessary or beneficial to the Collaboration and may recommend the acquisition or in-licensing of these technologies to the Parties.

            2.1.3 Procedural Rules for the Steering Committee.

            Generally. Except as explicitly set forth in this Section 2.1.3, the Steering Committee shall establish its own procedural rules for its operation.


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            Voting. The Steering Committee shall take action by unanimous consent of PharmAthene and Medarex, with each such Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting, or by a written resolution signed by the designated representatives of each of PharmAthene and Medarex.

      Section 2.2 Progress Reports. Within thirty (30) days after the end of each calendar quarter, or as otherwise required by the Steering Committee, each Party shall provide to the other Party a written progress report, which shall
(a) describe any research, development or commercialization activities, including any activities or communications regarding the securing of a Government Contract, with respect to Collaboration Products and any other work relating to the Collaboration Products that it has performed, or caused to be performed, since the last such report, (b) evaluate the work performed in relation to the goals of this Agreement and the applicable Project Plan, and (c) provide such other information as may be required by this Agreement and the applicable Project Plan or reasonably requested by the other Party relating to such activities. In addition to the progress reports provided hereunder, it is contemplated that the Parties will maintain informal communications through the Steering Committee and their day-to-day activities under this Agreement.

      Section 2.3 Disputes; Dispute Resolution.

            2.3.1 Referral to Steering Committee. Any dispute that may arise relating to the terms of this Agreement or the activities of the Parties hereunder shall be brought to the attention of the Steering Committee, which shall attempt in good faith to achieve a resolution. Either Party may convene a special meeting of the Steering Committee for the purpose of resolving disputes.

            2.3.2 Referral to Chief Executive Officers of the Parties. If the Steering Committee is unable to resolve such a dispute within twenty (20) days of the first presentation of such dispute to the Steering Committee, and with respect to all other disputes, such dispute shall be referred to the Chief Executive Officers of each of the Parties (or their respective designees) who shall use their good faith efforts to mutually agree upon the proper course of action to resolve the dispute.


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            2.3.3 Unresolved Disputes. If any dispute is not resolved by the
Chief Executive Officers of the Parties (or their designees) within ten (10) business days after such dispute is referred to them, or such longer period as the Chief Executive Officers (or their respective designees) may collectively agree, then either Party shall have the right (a) if such dispute relates to
Section 1.3 (to the extent the dispute relates to the Project Budget or the determination of the activities to be undertaken pursuant to a Project Plan, but not with respect to a dispute regarding (i) which Party will perform or fund any such activities, (ii) the decision as to whether Medarex will perform the activities described in the two grant proposals submitted by Medarex and funded by the NIH/NIAID, or (iii) the decision to enter into a contract for sale of Collaboration Products including without limitation a Government Contract) or 2.1.2(d), to refer such dispute to an Expert for expedited arbitration as set forth in Section 2.3.4, or (b) with respect to any other dispute, including with respect to a Party's interpretation of, or any allegation of breach of, this Agreement, to litigate such dispute in accordance with Section 11.5 or to pursue such other dispute resolution mechanism as the Parties may agree.

            2.3.4 Expedited Arbitration.

            With respect to disputes under Section 2.3.3(a) above that are not resolved by the Chief Executive Officers of the Parties (or their designees) pursuant to Section 2.3.2, upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint a mutually acceptable disinterested, conflict-free individual not affiliated with either Party, with scientific, technical and regulatory experience with respect to the development of Antibody-Based Products necessary to resolve such dispute (an "Expert"). If the Parties are not able to agree within five (5) days after the receipt by a Party of the written request in the immediately preceding sentence, the CPR Institute for Dispute Resolution, or such other similar entity as the Parties may agree, shall be responsible for selecting an Expert within seven (7) days of being approached by a Party. The fees and costs of the Expert and the CPR Institute for Dispute Resolution (or such other entity) shall be shared equally (50%/50%) by the Parties.

            Within fifteen (15) days after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and one another a written statement of their respective positions on such disagreement. Each Party shall


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have five (5) days from receipt of the other Party's submission to submit a written response thereto, which shall include any scientific and technical information in support thereof. The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.

            No later than thirty (30) days after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of the Expert shall be final and conclusive, absent manifest error.

            2.3.5 It is expressly understood and agreed by the Parties that without the express written permission a Party, such Party will not be required to pay the cost and expense for the research, development or commercialization of, or perform research and development activities with respect to, (i) a Collaboration Product other than the Lead Collaboration Antibody or (ii) for the Lead Collaboration Antibody other than for research and development thereof for commercialization in the United States.

                                   ARTICLE 3 -
                                 GRANT OF RIGHTS

      Section 3.1 License Grants for Collaboration Activities.

            3.1.1 Medarex Grant. Subject to Section 3.3 and the other terms and conditions of this Agreement, Medarex hereby grants to PharmAthene and its Affiliates a co-exclusive (with Medarex and its Affiliates), worldwide, royalty-free right and license, with the right to sublicense solely as provided in Sections 3.3.5 and 3.4, under the Medarex Technology, the Collaboration Technology and the Joint Technology, in each case to (a) perform PharmAthene's activities under the Project Plan, and (b) jointly Exploit the Collaboration Products in accordance with this Agreement.

            3.1.2 PharmAthene Grant. Subject to the terms and conditions of this Agreement, PharmAthene hereby grants to Medarex and its Affiliates a co-exclusive (with PharmAthene and its Affiliates), worldwide, royalty-free right and license, with the right to sublicense solely as provided in Section 3.4, under the PharmAthene Technology, the Collaboration Technology and the


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Joint Technology, in each case to (a) perform Medarex's activities under the
Project Plan, and (b) jointly Exploit the Collaboration Products in accordance with this Agreement.

      Section 3.2 Product Trademarks for Collaboration Products.

            3.2.1 Medarex Grant. Subject to the terms and conditions of this Agreement, Medarex hereby grants to PharmAthene and its Affiliates a co-exclusive (with Medarex and its Affiliates), worldwide, fully-paid, royalty-free right and license, with the right to sublicense solely as provided in Section 3.4, to use the Product Trademarks to Exploit the Collaboration Products in accordance with this Agreement.

            3.2.2 PharmAthene Grant. Subject to the terms and conditions of this Agreement, PharmAthene hereby grants to Medarex and its Affiliates a co-exclusive (with PharmAthene and its Affiliates), worldwide, fully-paid, royalty-free right and license, with the right to sublicense solely as provided in Section 3.4, to use the Product Trademarks to Exploit the Collaboration Products in accordance with this Agreement.

      Section 3.3 Exclusivity, Reserved Rights and Pre-Existing Grants.

            3.3.1 Antigen Exclusivity. Subject to Sections 3.3.2, 3.3.3 and 3.3.4, the Parties acknowledge and agree that no Party shall engage, directly or indirectly, on behalf of itself or with or through any other party, in the research, development, commercialization or other Exploitation of Antibody-Based Products with respect to the Collaboration Target, or grant any other right or license to do so, other than with respect to the Collaboration Products and Unilateral Products as provided in this Agreement and any related agreements between the Parties.

            3.3.2 Research and Commercialization Agreements. Medarex shall have the right to (a) grant licenses and other rights to other parties, under the Mice Related Technology for such parties to Exploit Antibody Products (but not Collaboration Products) with respect to Antigens, including the Collaboration Target, (b) transfer Mice Related Know-How to such parties in connection therewith, including by providing instruction with respect to the use and immunization of HuMAb Mice and the Additional Mice and assistance with respect to the Mice Related Technology, (c) develop production processes for, and manufacture, such Antibody Products, and (d) receive license fees, milestone payments, royalties and other remuneration in connection therewith, but, in


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connection with clause (a), (b), (c) or (d) above, not to otherwise actively participate in the clinical development or commercialization of such Antibody Products by such parties (each agreement with respect to the foregoing, a "Research and Commercialization Agreement").

            3.3.3 Retained Rights. Notwithstanding anything in this Agreement to the contrary, Medarex and PharmAthene hereby retain the right to (a) enter into collaborations or other agreements with, and to grant licenses and other rights under the Medarex Technology and PharmAthene Technology, respectively, to Third Parties to Exploit Antibody Products with respect to Antigens other than the Collaboration Target, and/or (b) independently Exploit Antibody Products with respect to Antigens other than the Collaboration Target.

            3.3.4 Existing Grants. The Parties further acknowledge and agree that (a) pursuant to the Cross-License Agreement, Medarex has granted a non-exclusive license under certain Medarex Patents to Exploit Antibody Products, including Collaboration Products, with respect to Antigens, including the Collaboration Target, in the Territory; and (b) pursuant to certain existing agreements with Third Parties, Medarex has granted exclusive rights under the Medarex Technology to Exploit Antibody Products with respect to Antigens other than the Collaboration Target, which Antibody Products could be the same as Collaboration Products.

            3.3.5 Cross-License Agreement. The Cross-License Agreement prohibits Medarex from granting commercialization rights to the same Antibody Product, whether by license or sublicense, under certain Medarex Technology to more than one party in a territory. The Parties shall structure their respective commercialization rights in each country in the Territory, in accordance with this Section 3.3.5, so as to comply with the requirements of the Cross-License Agreement and shall use good faith efforts to ensure that any such structure preserves the intended economic benefits of the Collaboration to the Parties.

            So long as the Cross-License Agreement is in effect, if the Steering Committee desires to grant a sublicense with respect to commercialization of a Collaboration Product pursuant to Section 3.4 or Section 5.2, then the Steering Committee shall provide Medarex with written notice thereof, which shall set


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forth in reasonable detail the terms and conditions of such sublicense, the
Medarex Technology and Collaboration Product involved, and the identity of the proposed sublicensee. Upon receipt of such notice, Medarex shall make a good faith determination as to whether such Medarex Technology is subject to the sublicense restrictions contained in the Cross-License Agreement.

            To the extent that Medarex determines that such Medarex Technology is not subject to the sublicense restrictions contained in the Cross-License Agreement, Medarex shall so notify the Steering Committee in writing and the Collaboration thereafter shall have the right to grant such sublicense, subject to Section 3.4 or Section 5.2, as applicable.

            To the extent that Medarex determines that all or part of such Medarex Technology is subject to the sublicense restrictions contained in the Cross-License Agreement, Medarex shall so notify the Steering Committee in writing. The Parties shall then meet to discuss in good faith how to proceed in order to optimize the commercialization of the applicable Collaboration Product hereunder while complying with the requirements of the Cross-License Agreement.

      Section 3.4 Sublicenses. Subject to Section 3.3.5, each Party shall have the right to grant sublicenses under the licenses granted in Sections 3.1 and
3.2 pursuant to Section 5.2 or as set forth in a Project Plan to perform activities under a Project Plan.

      Section 3.5 License Limitations. Each Party hereby covenants to the other Party that neither such first Party nor any of its Affiliates, licensees or sublicensees has received, a license to use or practice the Technology of such other Party, directly or indirectly, on behalf of itself or any other party, for any purpose other than as permitted under Section 3.1 and in particular, but without limiting the generality of the foregoing, for any research, development, commercialization or other Exploitation of an Antibody Product or any other product or method with respect to the Collaboration Target, other than a Collaboration Product or a Unilateral Product as provided hereunder or in the applicable Unilateral Development and Commercialization Agreement.

      Section 3.6 No Other Rights. For the avoidance of doubt, Medarex and its Affiliates shall have no right, express or implied, with respect to the PharmAthene Technology and PharmAthene and its Affiliates shall have no right, express or implied, with respect to the Medarex Technology, in each case except


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as expressly provided in Section 3.1. For the further avoidance of doubt, under this Agreement PharmAthene and its Affiliates shall have no rights, express or implied, in or to the Mice Materials, the Mice-Related Technology or any other Information and Inventions or Patents or other intellectual property rights of Medarex or its Affiliates with respect to the Mice Materials.

                                   ARTICLE 4 -
                              FINANCIAL PROVISIONS

      Section 4.1 Profit and Expense Allocation with Respect To Collaboration Products.

            4.1.1 Research and Development and Commercialization Expenses. Except as otherwise provided in this Agreement, and subject to Sections 1.2.2 and 2.3.5 PharmAthene shall be responsible for payment of all Authorized R&D Expenses and Authorized Commercialization Expenses incurred by or on behalf of the Parties in connection with their activities hereunder, other than the Medarex Research Activities which shall be the responsibility of Medarex. In the event that a Government Award is awarded to either Medarex and/or PharmAthene, funds from such Government Award will be used by the Parties to fund the Collaboration. Within thirty (30) days after the end of each calendar quarter, each Party shall furnish the Steering Committee with a statement detailing the research and development activities performed pursuant to the Project Plan and the costs and expenses actually incurred in connection with such research and development activities performed by or on behalf of such Party during such calendar quarter. Within forty-five (45) days after the end of each calendar quarter, PharmAthene shall make any necessary payments to Medarex to reimburse Medarex for any Authorized R&D Expenses and any Authorized Commercialization Expenses incurred by Medarex during such calendar quarter.

            4.1.2 Operating Profits and Operating Losses.

                  (a) Subject to paragraphs (b) through (i) below, the Parties shall share in the Operating Profits, on a calendar quarter-by-calendar quarter basis, with respect to Collaboration Products according to each Party's Allocation Percentage.


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

                  (b) Prior to any distribution of Operating Profits to the Parties, out of Operating Profits, PharmAthene first will reimburse Medarex for the expenses incurred by Medarex with respect to the Medarex Research Activities prior to the Effective Date, which amount shall be provided to PharmAthene within ten (10) days subsequent to the Effective Date.

                  (c) Prior to any distribution of Operating Profits to the Parties and after reimbursement to Medarex pursuant to 4.1.2(b), out of Operating Profits, PharmAthene will retain 100% of any PharmAthene non-government funding of Authorized R&D Expenses in excess of the Initial PharmAthene Contribution.

                  (d) Any reimbursement of a Party pursuant to paragraphs (b) through (c) of this Section 4.1.2 shall be dollar for dollar, with no additional consideration (e.g. time or risk factor) included.

                  (e) With respect to each Government Contract, within sixty
      (60) days after execution of the Government Contract and prior to delivery of Collaboration Product under the Government Contract, the Steering Committee shall make a good faith estimate of (i) the Operating Profits for each calendar year of the Government Contract ("Estimated Yearly Profit") and (ii) the Operating Profits over the life of the Government Contract ("Estimated Total Profit"). After sale of Collaboration Product under a Government Contract, at each Steering Committee meeting, the Estimated Yearly Profit and Estimated Total Profit shall be reviewed and changed for the Government Contract, as required, based on actual experience with respect to Operating Profits under the Government Contract

                  (f) Within thirty (30) days after the end of each calendar quarter, the Selling Party shall provide the Non-Selling Party with a report detailing the calculation of the Operating Profits for each Government Contract.

                  (g) Within forty-five days after the end of each Calendar Quarter, with respect to each Government Contract, the Selling Product Party shall pay the Non-Selling Party its Allocation Percentage multiplied by Operating Profit less any payments made under paragraphs (b) - (c) for the applicable calendar quarter.


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

                  (h) Within forty-five (45) days after the end of each year of a Government Contract and upon termination or expiration of a Government Contract, the Selling Party shall send to the Non-Selling Party a report as to Operating Profits with respect to Collaboration Product over the year or the term of the Government Contract, as the case may be, and if the amount of Operating Profits previously paid by the Selling Party to the Non-Selling Party under such Government Contract for the year or the term, as the case may be is less than the Non-Selling Party's Allocation Percentage of Operating Profits less any payments made under paragraphs
      (b) - (c) for the year or the term, as the case may be, then the Selling Party shall pay such deficiency to the Non-Selling Party at the time of such report. If the amount of Operating Profits previously paid by the Selling Party to the Non-Selling Party under such Government Contract for the year or the term, as the case may be is in excess of the Non-Selling Party's Allocation Percentage of Operating Profits less payments made under paragraphs (b) - (c) for the year or the term, as the case may be, then the Non-Selling party shall refund the Selling Party such amount so that the Selling-Party's Allocation Percentage of Operating Profits less payments made under paragraphs (b) - (c) is accurate for such year or the term within forty-five (45) days of such report.

                  (i) Within thirty (30) days after the end of each calendar quarter, each Party shall furnish the Steering Committee with a statement of the Authorized Commercialization Expenses paid by the Party for the calendar quarter, and within forty-five (45) days after the end of the calendar quarter, PharmAthene shall reimburse Medarex for Authorized Commercialization Expenses paid by Medarex in the calendar quarter.

            4.1.3 Other Expenses. With respect to Collaboration Expenses that are not otherwise addressed in Section 4.1.1 or 4.1.2, each Party shall, within thirty (30) days after the end of each calendar quarter in which such costs or expenses are incurred, furnish the Steering Committee and the other Party with a statement detailing such costs and expenses actually incurred by such Party during such calendar quarter. In addition, each Party shall promptly furnish the

Steering Committee and the other Party with such supporting documentation for such costs and expenses as the Steering Committee or such other Party may reasonably request. In the event that the Steering Committee does not approve such costs and expenses within fifteen (15) days of receipt of such statement, the party incurring such costs and expenses shall be responsible for such costs and expenses, and such costs and expenses shall not be included in Authorized R&D Expenses or Authorized Commercialization Expenses for purposes of calculating Operating Profits or Operating Losses.

      Section 4.2 Payment Method. All amounts due by one Party hereunder shall be paid in U.S. dollars by wire transfer in immediately available funds to an account designated by the receiving Party. Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of the prime rate as published in The Wall Street Journal, Eastern Edition, on the first day of each calendar quarter in which such payments are overdue, plus two (2) percentage points, and the maximum rate permitted by law, calculated on the number of days such payment is delinquent, compounded monthly.

      Section 4.3 Currency; Foreign Payments. If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the last business day of each month in the calendar quarter to which such payments relate. If at any time legal restrictions prevent the prompt remittance of any Operating Profits with respect to Net Sales in any jurisdiction, the applicable Party may notify the other and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of the receiving Party or its designee, and such Party shall have no further obligations under this Agreement with respect thereto.

      Section 4.4 Taxes. A Party may deduct from any amounts it is required to pay pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States ("Withholding Taxes"). At the receiving Party's request, the paying Party


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

shall provide the receiving Party a certificate evidencing payment of any Withholding Taxes hereunder and shall reasonably assist the receiving Party, at the receiving Party's expense, to obtain the benefit of any applicable tax treaty.

      Section 4.5 Records Retention; Audit.

            4.5.1 Record Retention. Each Party shall maintain (and shall ensure that its Affiliates and permitted sublicensees shall maintain) complete and accurate books, records and accounts that fairly reflect their respective (a) Authorized R&D Expenses, Authorized Commercialization Expenses, Other Operating (Income)/Expenses, any costs and expenses reimbursable or shared under Article 7, and any other costs and expenses reimbursable or otherwise shared by the Parties hereunder (collectively, the "Collaboration Expenses"), and (b) Net Sales of Collaboration Products and Operating Profits and Operating Losses with respect to Collaboration Products, in each case in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP, which books, records and accounts shall be retained by such Party until the later of (i) three (3) years after the end of the period to which such books, records and accounts pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

            4.5.2 Audit. Each Party shall have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to the audited Party, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of the other Party (and its Affiliates and sublicensees) as may be reasonably necessary to verify the accuracy of such Collaboration Expenses, Net Sales, or Operating Profits or Operating Losses, as applicable, for any calendar quarter ending not more than thirty-six (36) months prior to the date of such request; provided, however, that neither Party shall have the right to conduct more than one such audit in any twelve (12)-month period. The accounting firm shall disclose to each Party whether such Collaboration Expenses, Net Sales, or Operating Profits or Operating Losses, as applicable, are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to


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

the requesting Party. The requesting Party shall bear the cost of such audit unless the audit reveals a variance of more than five percent (5%) from the reported results, in which case the audited Party shall bear the cost of the audit. The results of such accounting firm shall be final, absent manifest error.

            4.5.3 Payment of Additional Amounts. If, based on the results of such audit, additional payments are owed by a Party under this Agreement, such Party shall make such additional payments, with interest from the date originally due at the rate of one and a half percent (1.5%) per month, within sixty (60) days after the date on which such accounting firm's written report is delivered to such Party.

            4.5.4 Confidentiality. The auditing Party shall treat all information subject to review under this Section 4.5 in accordance with the confidentiality provisions of Article 6 and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

                                   ARTICLE 5 -
          UNILATERAL AND THIRD PARTY DEVELOPMENT AND COMMERCIALIZATION

      Section 5.1 Unilateral Development and Commercialization.

            5.1.1 Opting-Out by a Party. Each Party (i.e., Medarex, on the one hand, and PharmAthene, on the other hand) (the "Opting-Out Party") shall have the right, on ninety (90) days' written notice to the other (an "Opt-Out Notice"), to elect not to proceed with the research, development and commercialization ("Opt-Out") of all Collaboration Products at any time, provided that, in the case of PharmAthene, PharmAthene shall be responsible for all budgeted costs and expenses associated with any Collaboration Activities, including research and development activities, with respect to the Collaboration Product(s) that have been committed to in the applicable Project Budget as necessary to complete that phase of the Project Plan (e.g., establishment of Master Cell bank, toxicology studies in support of an IND or phase I, phase II or phase III studies) that were under way when PharmAthene Opted-Out. By way of clarification, if a Party Opts-Out of a Collaboration Product, such Party will be deemed to have Opted-Out with respect to all Antibody Products with respect to the Collaboration Target.


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

            5.1.2 Rights and Obligations of Parties with Respect To Unilateral Products.

            (a) Unilateral Development and Commercialization. Upon receipt by a Party of an Opt-Out Notice, the receiving Party shall have the right, on written notice to the Opting-Out Party within thirty (30) days following receipt of the Opt-Out Notice (an "Election Notice"), to proceed unilaterally with the research, development and commercialization of all Collaboration Antibodies and Collaboration Products (each such antibody and product, a "Discontinued Product") pursuant to the separate agreement with the Opting-Out Party attached hereto as Appendix F-1 or Appendix F-2, as applicable (each, a "Unilateral Development and Commercialization Agreement"). Upon receipt by Medarex of an Election Notice from PharmAthene, the Unilateral Development and Commercialization Agreement set forth in Appendix F-1 shall be automatically amended to include the Collaboration Target and any Discontinued Products with respect thereto. Upon receipt by PharmAthene of an Election Notice from Medarex with respect to the Collaboration Target, the Unilateral Development and Commercialization Agreement set forth in Appendix F-2 shall be automatically amended to include the Collaboration Target as a Unilateral Target and any Discontinued Products with respect thereto. Upon such amendment of a Unilateral Development and Commercialization Agreement pursuant to this Section 5.1.2, the Collaboration Target shall cease to be a Collaboration Target and Appendix C shall be amended accordingly, all Antibodies and all Antibody Products with respect to the Collaboration Target shall cease to be Collaboration Antibodies or Collaboration Products, as applicable, and any licenses granted pursuant to
Article 3, with respect to such Antigen and any Antibodies and Antibody Products with respect thereto, shall terminate. The Parties shall work together to ensure a smooth and orderly transition of the Discontinued Products to the non-Opting-Out Party (the "Pursuing Party"), including the assignment of any contracts and transfer of Biological Materials (but not Mice Materials) with respect to the Exploitation of such Discontinued Products to the Pursuing Party, and the assumption by the Pursuing Party of any obligations thereunder. Except for the obligations provided for in Section 5.1.1, the Opting-Out Party shall have (i) no further financial obligation to support or otherwise fund any additional efforts in respect of such Discontinued Products, and (ii) no


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

obligation, responsibility, or authority regarding such additional efforts in respect of such Discontinued Products. In the event that neither Party elects to proceed with the research, development or commercialization of any Collaboration Product, the rights and obligations of the Parties with respect to the Collaboration Target shall be governed by Sections 5.2 and 5.3.

            (b) Opt-Out of Unilateral Products.

                  (i) If, at any time, the Pursuing Party elects to Opt-Out of all Unilateral Products with respect to a Unilateral Target (each as defined in the applicable Unilateral Development and Commercialization Agreement) pursuant to such Unilateral Development and Commercialization Agreement and the other Party does not elect to proceed unilaterally with the research, development and commercialization of such Unilateral Products, such Unilateral Target shall become a Collaboration Target (and Appendix C shall be amended accordingly) and all such Unilateral Products shall become Dormant Products pursuant to Section
5.3 and the Pursuing Party shall, without any additional consideration, assign the Opting-Out Party's Allocation Percentage of its right, title and interest in and to: any Unilateral Products in addition to the Discontinued Products, and any Improvements thereto, developed by or on behalf of the Pursuing Party under the applicable Unilateral Development and Commercialization Agreement; any Product Trademarks and other Trademarks developed by the Pursuing Party for such Unilateral Products; and any Regulatory Documentation with respect to such Unilateral Products created by or on behalf of the Pursuing Party under the applicable Unilateral Development and Commercialization Agreement (but excluding any Regulatory Documentation comprising Production Process Technology, including drug master files), to the other Party. If the Parties elect to proceed jointly with the research, development and commercialization of such Dormant Product as a Collaboration Product pursuant to Section 5.3 or to jointly sublicense such Dormant Product to a Third Party pursuant to Section 5.2 (whereupon such Dormant Product shall become a Collaboration Product), all milestone payments that were paid by the Pursuing Party to the Opting-Out Party with respect to such Dormant Product under the applicable Unilateral Development and Commercialization Agreement shall be refunded by the Opting-Out Party.


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

            5.1.3 Return of Information and Materials. Upon the receipt by a Party of an Election Notice with respect to the Collaboration Target or the Unilateral Target, as applicable, such Party, at the request of the Pursuing Party, shall return, or at the election of the Pursuing Party, destroy, and thereafter provide the Pursuing Party written certification evidencing such destruction, any or all Biological Materials (including Antibodies and Antibody Materials), Collaboration Technology, Technology and other Confidential Information of the Pursuing Party in such Party's possession or control relating to Discontinued Products or Unilateral Products, as applicable, in each case, to which such Party does not retain rights hereunder (except one copy of which (other than Biological Materials) may be retained solely for archival purposes).

      Section 5.2 Third-Party Development and Commercialization of Collaboration Products. If the Parties do not elect to proceed with the development and commercialization of a Collaboration Product in one or more countries in the Territory, the Parties shall have the right, at any time, to jointly license such rights to Third Parties in one or more such countries on such terms and conditions as the Parties may mutually agree; provided that (a) any such sublicense with respect to the Medarex Technology shall be governed by the procedures set forth in Sections 3.3.5 and 3.4 and any such sublicense with respect to any other Technology of a Party (which for purposes of this Section
5.2 shall be deemed to include the Collaboration Technology and Joint Technology) shall be governed by the procedures set forth in Section 3.4; and
(b) if there is any dispute between the Parties as to whether or not to grant such a license, no such license shall be granted and such dispute shall not be subject to litigation or any other Third Party dispute resolution mechanism.

      Section 5.3 Dormant Products. If the Parties do not elect to proceed with the development and commercialization of a particular Collaboration Product, and the Parties have not licensed rights to such Collaboration Product to a Third Party pursuant to Section 5.2 that would be inconsistent therewith, (each such Collaboration Product may also be referred to as a "Dormant Product") either Party shall have the right at any time, subject to Section 3.3, to bring such Dormant Product to the Steering Committee to discuss whether to initiate or reinitiate the research, development or commercialization of such Dormant Product. The initiating Party shall specify the reasons for proposing to


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

initiate or reinitiate such research, development or commercialization. If, within thirty (30) days after the receipt of such notice, the other Party fails to notify the interested Party in writing that it wishes to participate in the research, development or commercialization of such Dormant Product, then the interested Party shall have the right to pursue research, development or commercialization of such Dormant Product under a Unilateral Development and Commercialization Agreement pursuant to Section 5.1, provided that no Collaboration Product or Unilateral Product as such Dormant Product is being Exploited under this Agreement or by the other Party under a Unilateral Development and Commercialization Agreement.

                                   ARTICLE 6 -
                                 CONFIDENTIALITY

      Section 6.1 Definition. "Confidential Information" of a Party shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to, or in the course of performing, this Agreement or the Unilateral Development and Commercialization Agreements, including the terms of this Agreement and the Unilateral Development and Commercialization Agreements; data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. For purposes of this Agreement and the Unilateral development and Commercialization Agreements, notwithstanding the Party that disclosed such information or know-how, (a) all PharmAthene Know-How shall be Confidential Information of PharmAthene, (b) all Medarex Know-How, including all Mice-Related Know-How, shall be Confidential Information of Medarex and (c) all Collaboration Know-How and Joint Know-How shall, with respect to Medarex, be Confidential Information of PharmAthene and, with respect to PharmAthene, shall be Confidential Information of Medarex.


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

      Section 6.2 Exclusions. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information with respect to a receiving Party for purposes of this Agreement if such information or know-how:

            (a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to, such receiving Party or with respect to Collaboration Know-How prior to discovery or development thereof;

            (b) was part of the public domain, at the time of its disclosure to, such receiving Party or with respect to Collaboration Know-How prior to discovery or development thereof;

            (c) became part of the public domain, after its disclosure to, such receiving Party through no fault of a Party other than the Party that Controls such information and know-how or with respect to Collaboration Know-How prior to discovery or development thereof;

            (d) was disclosed to such receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such information and know-how not to disclose such information or know-how to others; or

            (e) was independently discovered or developed by such receiving Party or its Affiliates, as evidenced by their written records, without the use of Confidential Information belonging to the Party that Controls such information and know-how.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.

      Section 6.3 Disclosure and Use Restriction.

            6.3.1 General. Except as expressly provided herein, the Parties agree that, for the Term and for five (5) years thereafter, each Party and its Affiliates and sublicensees shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of the other Party, its Affiliates or sublicensees.

      Section 6.4 Authorized Disclosure. Subject to Section 6.3.2, each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

            6.4.1 Required by Governmental Order. Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that such Party shall first have given notice to such other Party and given such other Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

            6.4.2 Required by Law. Otherwise required by law; provided, however, that the disclosing Party shall (a) provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure,
(b) if requested by such other Party, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment;

            6.4.3 Required by Regulatory Authority. Made by such Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval for a Collaboration Product or a Unilateral Product; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;

            6.4.4 Required by Agreement. Made by such Party, in connection with the performance of this Agreement, to Affiliates, permitted sublicensees, research parties, employees, consultants, representatives or agents, assignees, manufacturers, and contractors, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6; or

            6.4.5 Required by Certain Third Parties. Made by such Party to existing or potential acquirers or merger candidates; existing or potential pharmaceutical collaborators (to the extent contemplated hereunder); investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6. Notwithstanding this Section 6.4.5, PharmAthene shall not disclose any item of Medarex's Confidential Information to any existing or potential acquirer, merger partner or collaborator that is substantially involved in the Exploitation of Antibodies or Antibody Products without first providing Medarex with reasonable advance written notice of each such disclosure. This Agreement may be disclosed by a Party to investment bankers, financial institutions, venture capital firms, and potential investors in connection with a loan, merger or financing or a proposed loan, merger or financing without an obligation of confidentiality in the event that after reasonable efforts such Party can not obtain a confidentiality agreement. This Agreement may be disclosed where required by applicable rule, law or regulation.

            Section 6.5 Use of Name. Each Party may use the name, insignia, symbol, trademark, trade name or logotype of the other Party only (a) in connection with announcements and other permitted disclosures relating to this Agreement and the activities contemplated hereby, (b) as required by Applicable Law, and (c) otherwise as agreed in writing by such other Party.

            Section 6.6 Press Releases. Press releases or other similar public communication by either Party relating to this Agreement, shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or


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

delayed, except for those communications required by Applicable Law (which shall be provided to the other Party as soon as practicable after the release or communication thereof), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which shall not require advance approval.

      Section 6.7 Publications. The Parties acknowledge that scientific lead-time is a key element of the value of the research and development activities under the Collaboration and further agree that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the research or development activities hereunder. At least sixty (60) days prior to submission of any material related to the research or development activities hereunder for publication or presentation, the submitting Party shall provide to the other Party a draft of such material for its review and comment. The receiving Party shall provide any comments to the submitting Party within sixty (60) days of receipt of such materials. No publication or presentation with respect to the research or development activities hereunder shall be made unless and until the other Party's comments on the proposed publication or presentation have been addressed and changes have been agreed upon and any information determined by the other Party to be Confidential Information has been removed. If requested in writing by the other Party, the submitting Party shall withhold material from submission for publication or presentation for an additional sixty (60) days to allow for the filing of a patent application or the taking of such measures to establish and preserve proprietary rights in the information in the material being submitted for publication or presentation.

                                   ARTICLE 7 -
                              INTELLECTUAL PROPERTY

      Section 7.1 Intellectual Property Ownership.

            7.1.1 Ownership of Medarex Technology. Subject to the license grants to PharmAthene under Article 3, as between the Parties, Medarex shall own and retain all right, title and interest in and to any and all: (a) Antibody Materials and Information and Inventions with respect thereto that are owned by Medarex as of the Effective Date or generated by Medarex pursuant to the

Collaboration; (b) Collaboration Antibodies and Information and Inventions with respect thereto in existence as of the Effective Date; (c) Information and Inventions that are conceived, discovered, developed or otherwise made, by or on behalf of Medarex (or its Affiliates or its licensees or sublicensees (other than PharmAthene and its Affiliates)), whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto, except to the extent that any such Information and Inventions, or any Patent or other intellectual property rights with respect thereto, are Collaboration Technology; (d) other Information and Inventions, and Patent and other intellectual property rights that are Controlled (other than pursuant to the license grants set forth in Article 3) by Medarex, its Affiliates or its licensees or sublicensees (other than PharmAthene and its Affiliates); and (e) other Medarex Technology.

            7.1.2 Ownership of PharmAthene Technology. Subject to the license grants to Medarex under Article 3, as between the Parties, PharmAthene shall own and retain all right, title and interest in and to any and all: (a) Information and Inventions that are conceived, discovered, developed or otherwise made, by or on behalf of PharmAthene (or its Affiliates or its licensees or sublicensees (other than Medarex and its Affiliates)), whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto, except to the extent that any such Information and Inventions, or any Patent or other intellectual property rights with respect thereto, are Collaboration Technology; (b) other Information and Inventions, and Patent and other intellectual property rights that are Controlled (other than pursuant to the license grants set forth in Article 3) by PharmAthene, its Affiliates or its licensees or sublicensees (other than Medarex and its Affiliates); and (c) other PharmAthene Technology.

            7.1.3 Ownership of Mice-Related Technology. Medarex shall own and retain all right, title and interest in and to all Mice Materials and Mice-Related Technology, including any and all Information and Inventions with respect to the Mice Materials or the Mice-Related Technology (including any Improvements thereto) that are conceived, discovered, developed or otherwise made, by or on behalf of Medarex, its Affiliates or its licensees or sublicensees (other than PharmAthene and its Affiliates), whether or not


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

patented or patentable, and any and all Patent and other intellectual property rights with respect thereto. PharmAthene is not granted any rights, express or implied, under this Agreement with respect to any Mice-Related Technology or Mice Materials and nothing in this Agreement is intended to or shall be interpreted as granting PharmAthene any license to such Mice-Related Technology or Mice Materials whether subordinate or dominant to any other Technology (which for purposes of this Section 7.1.3 shall be deemed to include Collaboration Technology and Joint Technology) pursuant to this Agreement.

            7.1.4 Ownership of Production Process Technology. Subject to the licenses granted under this Agreement, each Party shall own and retain all right, title and interest in and to such Party's Production Process Technology, including any and all Information and Inventions with respect to such Production Process Technology (including any Improvements thereto) that are conceived, discovered, developed or otherwise made, by or on behalf of such Party, its Affiliates or, to the extent permitted, its sublicensees, whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto. Except as set forth in this Section 7.1.4, or as the Parties may otherwise expressly agree ,including by separate written agreement pursuant to Section 1.2.4 or Section 1.6, neither Party shall have any rights, express or implied, under this Agreement with respect to any Production Process Technology of the other Party and nothing in this Agreement is intended to or shall be interpreted as granting a Party any license to such Production Process Technology, whether subordinate or dominant to any other Technology (which for purposes of this Section 7.1.4 shall be deemed to include Collaboration Technology and Joint Technology). Notwithstanding the foregoing, the Parties acknowledge and agree that (i) certain Production Process Technology of Medarex has been used and may be used with respect to the development and the manufacture of the Lead Collaboration Antibody; (ii) in the event that either or both of the Parties enter into a written agreement with a Third Party pursuant to Section 1.6 with respect to the manufacture and supply of Collaboration Products, or pursuant to a Party's development and/or commercialization of a Unilateral Product pursuant to Section 5.1 and a Unilateral Development and Commercialization Agreement, each of the Parties covenants that it will provide such Third Party with a Party's Production Process Technology used by the


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

Collaboration prior to entering into said Third Party written agreement pursuant to Section 1.6 or used by the Collaboration prior to the Opting-Out of one Party and the continuation of the Non-Opting-Out Party under a Unilateral Development and Commercialization Agreement pursuant to Section 5.1, that is necessary or reasonably useful with respect to the development and commercialization of such Collaboration Product or Unilateral Product, as the case may be, and will grant the Third Party or the Pursuing Party the right and license, without the right to sublicense, to use such Party's Production Process Technology solely for such manufacture and supply of such Collaboration Product or Unilateral Product, in each case without compensation from the Third Party and without any cost or expense to the other Party other than as otherwise set forth in this Agreement. The provision of the Production Process Technology and the license thereto shall be under a separate written agreement that reasonably protects the confidentiality and unauthorized use of the providing Party's Production Process Technology and that reasonably protects the intellectual property rights of the providing Party in and to its Production Process Technology.

            7.1.5 Ownership of Collaboration Technology. Subject to Sections
7.1.3 and 7.1.4 and the license grants under Article 3, the Parties shall each own an equal, undivided interest in any Collaboration Technology; provided, however, that, except as otherwise expressly provided in this Agreement or the Unilateral Development and Commercialization Agreements, neither a Party nor any of its Affiliates, licensees or sublicensees shall, directly or indirectly, Exploit any Collaboration Technology, or any intellectual property rights with respect thereto, without the consent of the other Party, not to be unreasonably withheld or delayed, except that each Party shall have the right to Exploit such Collaboration Technology for research and discovery purposes (as opposed to the development, commercialization or other Exploitation of products or technology resulting therefrom), and to license others to do so, without the consent of the other Party; provided, however, that, except as expressly provided in the Unilateral Development and Commercialization Agreements attached hereto, neither Party shall have the right to use or otherwise Exploit outside the Collaboration
(a) any Collaboration Antibodies, Collaboration Products or Antibody Materials with respect thereto produced under this Agreement; or (b) any Collaboration

Technology for the Exploitation of products with respect to the Collaboration Target. Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the development, making, conception or reduction to practice of any Collaboration Technology, and shall, and does hereby, assign, and shall cause its Affiliates, licensees and sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Collaboration Technology as well as any intellectual property rights with respect thereto, as is necessary to fully effect the joint ownership provided for in the foregoing sentence.

            7.1.6 Ownership of Product Trademarks. Subject to the license grants in Article 3, the Parties shall each own an equal, undivided interest in each Product Trademark with respect to a Collaboration Product. In the event that a Party Opts-Out with respect to a Collaboration Product or Unilateral Product, it shall, without any additional consideration, assign all of its right, title and interest in and to any Product Trademark with respect to such Collaboration Product to the Pursuing Party; provided, however, that each Party shall retain all of its right, title and interest in and to any Product Trademarks with respect to Dormant Products.

            7.1.7 Ownership of Regulatory Approvals.

            Subject to the license grants in Article 3, each Regulatory Approval and any Regulatory Documentation with respect to a Collaboration Product shall be owned by Medarex, unless otherwise agreed by the Steering Committee. Notwithstanding the Party that owns a Regulatory Approval with respect to a Collaboration Product, the Parties shall cooperate in obtaining, maintaining and satisfying their obligations under such Regulatory Approval, including by promptly exchanging information, such as adverse event data, so as to enable the owner to make reports to, and respond to requests of, the Regulatory Authorities and perform its other obligations under such Regulatory Approval.

            In the event that a Party Opts-Out with respect to a Collaboration Product and the non-Opting Out Party elects to proceed unilaterally with the research, development and commercialization of such Collaboration Product, the Opting-Out Party shall assign all of its right, title and interest in and to all Regulatory Approvals for such Collaboration Product, including any applications therefor, to the Pursuing Party (or its designee).

            Notwithstanding the ownership of any Regulatory Approval, neither a Party nor any of its Affiliates, licensees or sublicensees shall, directly or indirectly, use or reference any Regulatory Approval with respect to a Collaboration Product without the consent of the other Party, not to be unreasonably withheld or delayed; provided, however, that each Party shall have the right to use and reference any Regulatory Approval with respect to a Collaboration Product or a Unilateral Product in connection with the Exploitation of Collaboration Products as provided in this Agreement or Unilateral Products or other Antibody-Based Products as provided in any Unilateral Development and Commercialization Agreement. Notwithstanding the foregoing, any Regulatory Approval containing Production Process Know-How of a Party or, with respect to Medarex, the Mice-Related Know-How shall be and remain the sole and exclusive property of such Party and such Party shall have the right to submit any such Production Process Know-How or, with respect to Medarex, the Mice-Related Know-How, directly to the Regulatory Authorities using a drug master file, or any foreign equivalent that is designed to protect such Party's Confidential Information, which filing shall be and remain the sole and exclusive property of such Party.

            7.1.8 United States Law. The determination of whether Information and Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable United States law.

      Section 7.2 Prosecution of Patents and Trademarks.

            7.2.1 Medarex Rights. As between the Parties, Medarex shall, subject to Section 7.2.5, have the sole right, at its cost and expense, to obtain, prosecute and maintain throughout the world the Medarex Patents, the Mice-Related Patents and its Production Process Patents.

            7.2.2 PharmAthene Rights. As between the Parties, PharmAthene shall, subject to Section 7.2.5, have the sole right, at its cost and expense, to obtain, prosecute and maintain throughout the world the PharmAthene Patents, including its Production Process Patents.

            7.2.3 Collaboration Technology and Product Trademarks. The Steering Committee shall formulate a strategy for the filing, prosecution and maintenance of Collaboration Patents and Product Trademark registrations. The Steering Committee shall establish a process under which each Party shall have a reasonable opportunity to review and comment upon drafts of each new application for a Collaboration Patent or Product Trademark registration and all substantive correspondence to or from any patent or trademark authority with respect thereto, prior to the filing of such application or correspondence. Subject to
Section 7.2.6, the Parties shall share equally in the expenses associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Collaboration Patents and Product Trademark registrations.

            7.2.4 Cooperation. Subject to Section 7.2.6, each Party shall, and shall cause its Affiliates, licensees and sublicensees, as applicable, to, cooperate fully in the preparation, filing, prosecution and maintenance of the Product Trademark registrations, Collaboration Patents and, if requested by the other Party, such other Party's Patents, provided that such other Party shall reimburse the cooperating Party for its reasonable out-of-pocket expenses incurred in connection with such requested cooperation. Such cooperation includes (a) selecting outside counsel, reasonably acceptable to the Parties, to handle such filing, prosecution and maintenance of the Collaboration Patents and the Product Trademark registrations; (b) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such other Party or the Steering Committee, as applicable, to file, prosecute, and maintain its Patents or the Collaboration Patents and Product Trademark registrations in any country; and
(c) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents or Product Trademark registrations.

            7.2.5 Patent Filings. PharmAthene covenants not to, and to cause its Affiliates, licensees and sublicensees, as applicable, not to, file any patent application disclosing or claiming any Information and Inventions comprising any

Medarex Technology or the Exploitation thereof, without Medarex's prior written consent, which consent shall not be unreasonably withheld or delayed with respect to the Medarex Technology. Medarex covenants not to, and to cause its Affiliates, licensees and sublicensees, as applicable, not to, file any patent application disclosing or claiming any Information and Inventions comprising any PharmAthene Technology or the Exploitation thereof, without PharmAthene's prior written consent, which consent shall not be unreasonably withheld or delayed with respect to the PharmAthene Technology.

            7.2.6 Election Not to Prosecute. If a Party elects not (a) to pursue the filing, prosecution or maintenance of a Collaboration Patent in a particular country, (b) to pursue the registration, prosecution or maintenance of a Product Trademark in a particular country, or (c) to take any other action with respect to Collaboration Technology or a Product Trademark in a particular country that is necessary or reasonably useful to establish or preserve rights thereto, then in each such case such Party shall so notify the other Party promptly in writing and in good time to enable such other Party to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Collaboration Technology or Product Trademark, as applicable, in such country. Upon receipt of each such notice by such other Party or if, at any time, such Party fails to initiate any such action within thirty (30) days after a request by such other Party that it do so (or thereafter diligently pursue such action), such other Party shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Patent or Product Trademark, as applicable, at its expense in such country. If such other Party elects to pursue such filing or registration, as the case may be, or continue such support, then such other Party shall notify such Party of such election and such Party shall, and shall cause its Affiliates, licensees and sublicensees, as applicable, to, (x) reasonably cooperate with such other Party in this regard, and (y) subject to Article 3, promptly release or assign to such other Party, without compensation, all right, title and interest in and to such Collaboration Patent or Product Trademark, as applicable, in such country.

      Section 7.3 Enforcement of Patents and Trademarks.

            7.3.1 Rights and Procedures. If Medarex or PharmAthene determines that any Technology (which for purposes of this Section 7.3.1 shall be deemed to


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

include the Collaboration Technology) or Product Trademark is being infringed by a Third Party's activities with respect to an Antibody-Based Product against the Collaboration Target and, (an "Infringing Activity"), it shall promptly notify the other Party in writing and provide such other Party with any evidence of such infringement that is reasonably available. Promptly after the receipt of such written notice, the Parties shall meet and discuss in good faith the removal of such infringement. The pursuing Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to remove such infringement.

            7.3.2 Collaboration Technology and Product Trademarks. With respect to Collaboration Technology and Product Trademarks and an Infringing Activity, the Steering Committee shall have the first right, through one or both of the Parties, to remove such infringement using commercially appropriate steps, including the filing of an infringement suit or taking other similar action. Each Party shall be responsible for half of the reasonable and verifiable costs and expenses incurred in connection with such action.

            In the event the Steering Committee fails to take commercially appropriate steps to remove any infringement of any such Collaboration Technology or Product Trademark or an Infringing Activity within ninety (90) days following notice of such infringement, or earlier notifies the Parties in writing of its intent not to take such steps, and (i) such failure to act is due to the refusal of one Party's representatives on the Steering Committee to authorize action over the objection of the other Party's representatives, then the Party whose representatives wish to proceed shall have the right to do so at its expense and retain any amounts recovered thereby, or (ii) such failure to act is due to any reason other than as set forth in clause (i) above, then either Party or both Parties shall have the right to proceed at its expense and retain any amounts recovered thereby; provided, however, that if the Steering Committee has commenced negotiations with an alleged infringer for discontinuance of such Infringing Activity within such ninety (90)-day period, the Steering Committee shall have an additional ninety (90) days to conclude its negotiations before a Party unilaterally may bring suit for such infringement. Any amounts recovered by a Party pursuant to this Section 7.3.2 as a result of an action authorized by the Steering Committee, whether by settlement or judgment, shall be used to reimburse the Parties for their reasonable costs and


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

expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being equally shared by the Parties

            7.3.3 Other Technology. With respect to Technology of a Party, the owner of such Technology at its cost and expense shall have the sole right, but not the obligation, to remove an infringement that is not an Infringing Activity, and to retain any amounts recovered thereby.

            7.3.4 Cooperation. The Party not enforcing the applicable Technology (which for purposes of this Section 7.3.4 shall be deemed to include the Collaboration Technology) or Product Trademark shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action.

            7.3.5 Invalidity or Unenforceability Defenses or Actions.

            (a) If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 7.3.2 (a) authorized by the Steering Committee, that any Technology, Collaboration Technology, Product Trademark, or Production Process Technology is invalid or unenforceable (or, with respect to Product Trademarks, is confusing, deceptive or dilutes one or more of such Third Party's Trademarks), then the Parties shall promptly meet to discuss the response to such defense or defense of such counterclaim or action (as applicable) and shall cooperate with one another in such response or defense. The Party or Parties that are the plaintiffs in the underlying suit or action against such Third Party shall have the initial right to respond to such defense or defend against such counterclaim (as applicable), provided that such response or defense shall be conducted under the supervision, and at the direction, of the Steering Committee as provided in Section 7.3.2 and, to the extent that the other Party's intellectual property rights are the subject of such invalidity or unenforceability defense or counterclaim, the Party plaintiff shall involve such other Party in all decisions as to such response or defense, and in any event such Party plaintiff shall not settle or otherwise compromise such defense or counterclaim in any way that adversely affects such other Party's intellectual property rights or its interest therein without such other Party's written consent, not to be unreasonably withheld or delayed.


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

            (b) If a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party based upon actions or activities of a Party under this Agreement or a Unilateral Development and Commercialization Agreement, that any Technology, Collaboration Technology, Product Trademark, or Production Process Technology is invalid or unenforceable (or, with respect to Product Trademarks, is confusing, deceptive or dilutes one or more of such Third Party's Trademarks), then the Parties shall promptly meet to discuss the defense of such action or claim and shall cooperate with one another in such defense. The Party that is the defendant in such claim, suit or action shall have the initial right to defend against same, provided that such defense shall be conducted under the supervision, and at the direction, of the Steering Committee, which shall establish a process under which each Party shall have a reasonable opportunity to participate in such defense, and provided further that to the extent that the other Party's intellectual property rights are the subject of such invalidity or unenforceability claim, suit or action, the defending Party shall involve such other Party in all decisions as to such defense, and in any event such defending Party shall not settle or otherwise compromise such defense in any way that adversely affects such other Party's intellectual property rights or its interest therein without such other Party's written consent, not to be unreasonably withheld or delayed.

            (c) Notwithstanding the foregoing, if the defense, counterclaim, action or claim alleges invalidity or unenforceability of Mice-Related Technology, Medarex shall have the sole right (except as Medarex may otherwise agree) to respond or defend against same, and may intervene to effect such defense or responses.

            (d) The Parties shall share equally the costs and expenses of any defenses under this Section 7.3.5 with respect to the Collaboration Technology. With respect to the Medarex Technology (or the Mice-Related Technology) or the PharmAthene Technology, Medarex and PharmAthene, respectively, shall be responsible for one-hundred percent (100%) of those costs and expenses, except to the extent related to the Exploitation of Collaboration Products and the other activities of the Parties hereunder, where the Parties shall share equally such costs and expenses.

      Section 7.4 Potential Third-Party Rights.

            7.4.1 Third-Party Licenses. If (a) in the Collective Opinion of Counsel, a Party, or any of its Affiliates, licensees or permitted sublicensees, cannot Exploit a Collaboration Product in a country in the Territory without infringing one or more Patents that have issued to a Third Party in such country, or (b) as a result of any claim made against a Party, or any of its Affiliates, licensees or permitted sublicensees, alleging that the Exploitation of a Collaboration Product infringes or misappropriates any Patent or any other intellectual property right of a Third Party in a country in the Territory, a judgment is entered by a court of competent jurisdiction from which no appeal is taken within the time permitted for appeal, such that a Party cannot Exploit such Collaboration Product in such country without infringing the Patent or other proprietary rights of such Third Party, then, in either case, the Parties shall use commercially reasonable efforts to obtain a license in the names of the Parties from such Third Party as necessary for the Exploitation of any Collaboration Products hereunder in such country. For purposes of this Section 7.4.1, "Collective Opinion of Counsel" shall mean the final joint opinion of patent counsel selected by PharmAthene and patent counsel selected by Medarex, after review of all data and information reasonably available at the time such opinion is rendered. If patent counsel for the Parties cannot agree on a final joint opinion within twenty (20) days after submission of the matter to such counsel, the patent counsel of the Parties shall agree on a third patent counsel who shall offer an independent opinion on the subject matter, which independent opinion shall be deemed the Collective Opinion of Counsel.

            7.4.2 Third-Party Litigation. In the event that a Third Party institutes a Patent, Trademark or other infringement suit against either Party or its respective Affiliates, licensees or permitted sublicensees during the Term, alleging that the Exploitation of the Collaboration Products in the Territory or any other activities hereunder, infringes one or more Patent, Trademark or other intellectual property rights held by such Third Party (an "Infringement Suit"), the Parties shall cooperate with one another in defending such suit. The Parties shall jointly direct and control the defense of any Infringement Suit with respect to Collaboration Products or any other activity of the Parties under this Agreement. The Parties shall share equally any costs and expenses of such defense, and any damages awarded therein.

            7.4.3 Retained Rights. Nothing in this Section 7.4 shall prevent either Party, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

      Section 7.5 Exchange of Know-How.

            7.5.1 Information Disclosure. Each Party shall, and shall cause its Affiliates, licensees and sublicensees, as applicable, to, without additional compensation and at such Party's sole expense, disclose and make available to the other Party, in whatever form each such other Party may reasonably request, all of its Know-How and all Regulatory Documentation and other Information and Inventions included in the Collaboration Technology, and any other Information and Inventions relating, directly or indirectly, to the Exploitation of any Collaboration Antibodies or Collaboration Products (other than Mice Materials, Mice-Related Know-How, Excluded Know-How or Production Process Know-How (except as set forth in Section 7.1.4 above)) promptly after the Effective Date and thereafter promptly upon the earlier of the conception or reduction to practice, discovery, development, making or other Control of each such Regulatory Documentation, Know-How, or other Information and Inventions.

            7.5.2 Cooperation. With respect to the research, development, commercialization and other Exploitation of the Collaboration Products, each Party, shall cooperate with any and all reasonable requests for assistance from the other Party, including by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of business to consult with such other Party, as applicable, on issues arising during such research, development, commercialization or Exploitation.

            7.5.3 Biological Materials. For purposes of facilitating the conduct of the research and development activities under this Agreement, Medarex and PharmAthene shall each provide to the other tissues, cells, cell lines, organisms, blood samples, genetic material, and other biological substances and materials, including the Collaboration Antibodies and Antibody Materials with respect thereto, and the Collaboration Target (collectively, "Biological

Materials") specified from time to time in this Agreement or the applicable Project Plan. Each Party agrees to provide all such Biological Materials to the other in accordance with this Agreement and the applicable Project Plan, and under the supervision of the Steering Committee. The Parties agree that: (a) all Biological Materials provided by one Party to the other Party and any Biological Material (including Collaboration Antibodies, the Antibody Materials and, if applicable, any Mice Materials) produced against or with, or derived from, such Biological Materials shall be used solely for the research and development activities as provided in the Project Plan, and in material compliance with all Applicable Law; (b) all such Biological Materials shall be provided without any warranties, express or implied; (c) the Party providing such Biological Materials shall obtain (or cause its Third Party collaborators to obtain or certify that they have obtained) all appropriate and required consents from the source of such Biological Materials; (d) Biological Materials provided by one Party to the other Party (other than Collaboration Products) shall not be made available by such other Party to any Third Party except as expressly provided
(i) in the Project Plan or (ii) in the applicable Unilateral Development and Commercialization Agreement, unless the prior written consent of the Party providing such Biological Materials is first obtained; and (e) all right, title and interest in and to the Mice Materials shall be, and remain, vested in Medarex.

            7.5.4 Regulatory Records. With respect to the subject matter of this Agreement, each Party shall maintain, or cause to be maintained, records of its respective research, development, manufacturing and commercialization activities, including all Regulatory Documentation and Regulatory Approvals with respect to the Collaboration Antibodies and the Collaboration Products, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of such activities, and which shall be retained during the Term and for a period of five
(5) years thereafter, or for such longer period as may be required by Applicable Law. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records, except(a) with respect to Medarex's records, to the extent that such records contain proprietary information with respect to the Mice Materials and Mice-Related Technology, or
(b) with respect to a Party's records, to the extent that such records contain proprietary information with respect to its Production Process Technology.

            7.5.5 Production Process Technology. Notwithstanding anything to the contrary in this Section 7.5 or elsewhere in this Agreement, neither Party shall be obligated to disclose or provide any of its Production Process Technology, including Biological Materials with respect thereto, to the other Party, any of such other Party's Affiliates or any Third Party except as may be required or permitted under a separate written agreement entered into by the Parties pursuant to Sections 1.2.4, 1.6, or 7.1.4.

            7.5.6 Mice Materials. Notwithstanding anything to the contrary in this Section 7.5 or elsewhere in this Agreement, neither Medarex nor its Affiliates shall be obligated to provide, transfer, deliver or otherwise disclose any Mice-Related Technology, Mice Materials, including Biological Materials with respect thereto, or any Information and Inventions with respect thereto, to PharmAthene, any of PharmAthene's Affiliates or any Third Party except for the Antibodies (and Antibody Materials related thereto).

                                   ARTICLE 8 -
                              TERM AND TERMINATION

      Section 8.1 Term. The term of this Agreement (the "Term") shall commence upon the Effective Date and shall continue in effect until the date which is two years subsequent to the first date upon which (a) there is no longer any (i) Collaboration Product being Exploited hereunder, or (ii) Unilateral Product being Exploited under a Unilateral Development and Commercialization Agreement, unless this Agreement is terminated at an earlier date in accordance with the terms and conditions set forth in this Article 8.

      Section 8.2 Termination for Material Breach. Subject to the final sentence of this Section 8.2, any material failure by a Party to comply with any of its material obligations contained in this Agreement shall entitle the Party not in default to give to the Party in default written notice specifying the nature of the default, requiring the defaulting Party to make good or otherwise cure such default, and stating its intention if such default is not cured to convert a Collaboration Product to which the material breach applies to a Discontinued


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

Product pursuant to Section 5.1. If such default is not cured within thirty (30) days after the receipt of such notice (or, if such default cannot be cured within such thirty (30)-day period, if the Party in default does not commence actions to cure such default within such period and thereafter diligently continue such actions or if such default is not otherwise cured within one-hundred and eighty (180) days after the receipt of such notice), except in the case of a payment default, as to which the defaulting Party shall have only a thirty (30)-day cure period, the Party not in default shall be entitled, on written notice to the other Party, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to convert such Collaboration Product to a Discontinued Product pursuant to Section 5.1, whereupon the defaulting Party shall be deemed the Opting-Out Party with respect to such Discontinued Product for all purposes hereunder and the notice provided under this provision shall be deemed equivalent to an Election Notice as provided in Section 5.1. Notwithstanding the foregoing, if the Party alleged to be in breach disputes such termination through the dispute resolution procedures set forth in this Agreement, then such right to terminate shall be tolled for so long as such dispute resolution procedures are being pursued by such Party in good faith and if it is finally and conclusively determined that such Party is in breach, then such Party shall have the right to cure such breach as provided above within sixty (60) days after such determination.

      Section 8.3 Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of that Party or of its assets, or if such other Party proposes a written agreement of composition or extension of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty
(60) days after the filing thereof, in each of the foregoing cases only if such proceedings is for liquidation of such other Party.

      Section 8.4 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Medarex or PharmAthene are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party's possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party's written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. It is the understanding and intent of the Parties that this Agreement and the Unilateral Development and Commercialization Agreements represent one single transaction that, for the convenience of the Parties, was prepared in three separate but interrelated agreements, that the consideration for this Agreement and the Unilateral Development and Commercialization Agreements is indivisible, that the Parties would not have entered into any one of this Agreement or the Unilateral Development and Commercialization Agreements without also entering into the other agreements, and that, by their terms, each of this Agreement and the Unilateral Development and Commercialization Agreements depends on the continued effectiveness and enforceability of the other agreements. Accordingly, the Parties acknowledge and agree that this Agreement and the Unilateral Development and Commercialization Agreements may only be rejected as a group and that any rejection of one of the agreements necessarily entails the rejection of the other agreements.

      Section 8.5 Cross Default. Any breach of this Agreement shall be deemed to be a breach of the Unilateral Development and Commercialization Agreements and vice-versa and any termination or rejection of this Agreement shall be deemed a termination or rejection of the Unilateral Development and Commercialization Agreements. The Unilateral Development and Commercialization Agreements shall automatically terminate upon the expiration or earlier termination of this Agreement.

      Section 8.6 Consequences of Expiration or Termination.

            8.6.1 Licenses. Upon expiration of the Term in accordance with
Section 8.1 and payment of all amounts owed pursuant to Section 4.1, the licenses granted by Medarex to PharmAthene, and by PharmAthene to Medarex, hereunder shall terminate.

            8.6.2 Return of Information and Materials. Upon expiration of this Agreement pursuant to Section 8.1 or upon termination of this Agreement in its entirety by either Party pursuant to this Article 8, each Party, at the request of the other Party, shall return, or at the election of such other Party, destroy, and thereafter provide such other Party written certification evidencing such destruction, all Biological Materials of such other Party (including, with respect to PharmAthene, any Mice Materials, Antibodies and Antibody Materials in its possession or control) and all data, files, records and other materials in its possession or control relating to such other Party's Technology (including, with respect to Medarex, Mice-Related Technology), or containing or comprising such other Party's Information and Inventions or other Confidential Information and, in each case, to which the returning Party does not retain rights hereunder (except one copy of which (other than Biological Materials) may be retained solely for archival purposes).

      Section 8.7 Accrued Rights; Surviving Obligations.

            8.7.1 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

            8.7.2 Survival. Articles 4 (with respect to obligations arising prior to expiration or termination of this Agreement), 6 and 9 (provided Section
9.1 shall survive for three (3) years after the expiration or termination of this Agreement), and Sections 1.2.2 (with respect to obligations arising prior to the expiration or termination of this Agreement), 2.3, 3.3.3, 3.3.5, 7.1 (but not the provisos in Section 7.1.5), 7.2, 7.5.3 (with respect only to the last sentence thereof), 7.5.4, 7.5.5, 7.5.6, 8.6, 10.4, 11.5 and 11.6 and Appendix A,
Appendix B and Appendix G of this Agreement and this Section 8.7 shall survive expiration or termination of this Agreement for any reason.

                                   ARTICLE 9 -
                          INSURANCE AND INDEMNIFICATION

      Section 9.1 Insurance. Each Party shall have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any endorsements, schedules or riders thereto. Further, the Parties shall jointly purchase and maintain, with each Party bearing fifty percent (50%) of all premiums thereon, such types and amounts of product and other liability insurance as the Steering Committee designate from time to time.

      Section 9.2 Indemnification of Medarex. Except as otherwise covered by any insurance policy purchased jointly by the Parties as described in Section 9.1, PharmAthene shall indemnify Medarex, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") in connection with any and all Third-Party suits, investigations, claims or demands (collectively, "Third-Party Claims") arising from or occurring as a result of the negligence (except to the extent that such Loss is covered by one or more product liability insurance policies that were purchased jointly by the Parties) or willful misconduct on the part of PharmAthene or its Affiliates, licensees or sublicensees (other than Medarex and its Affiliates and any Third Parties to whom the Parties license rights with respect to a Collaboration Product pursuant to Section 5.2) in performing any activity contemplated by this Agreement, except for those Losses for which Medarex has an obligation to indemnify PharmAthene and its Affiliates pursuant to Section 9.3, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

      Section 9.3 Indemnification of PharmAthene. Except as otherwise covered by any insurance policy purchased jointly by the Parties as described in Section 9.1.2, Medarex shall indemnify PharmAthene, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses in connection with any and all

Third-Party Claims arising from or occurring as a result of the negligence (except to the extent that such Loss is covered by one or more product liability insurance policies that were purchased jointly by the Parties) or willful misconduct on the part of Medarex or its Affiliates, licensees or sublicensees (other than PharmAthene and its Affiliates and any Third Parties to whom the Parties license rights with respect to a Collaboration Product pursuant to
Section 5.2) in performing any activity contemplated by this Agreement, except for those Losses for which PharmAthene has an obligation to indemnify Medarex and its Affiliates pursuant to Section 9.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

      Section 9.4 Product Liability. Except as provided under Section 9.2 or
Section 9.3, all Losses arising from or occurring as a result of any Third-Party Claim for product liability or personal injury that are not covered by one or more insurance policies that were purchased jointly by the Parties shall be borne equally by the Parties.

      Section 9.5 Indemnification Procedure.

            9.5.1 Notice of Claim. The indemnified Party shall give the indemnifying Party prompt written notice (an "Indemnification Claim Notice") of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 9.3 or Section 9.4, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the "Indemnitees" and each an "Indemnitee") shall be made solely by such Party to this Agreement (the "Indemnified Party").

            9.5.2 Control of Defense. At its option, the indemnifying Party may assume the defense of any Third-Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party's receipt of an Indemnification Claim Notice. The assumption of the defense of a

Third-Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Indemnitee in respect of the Third-Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any Indemnitee's claim for indemnification. Upon assuming the defense of a Third-Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third-Party Claim any legal counsel selected by the indemnifying Party that is reasonably acceptable to the Indemnified Party. In the event the indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third-Party Claim. Should the indemnifying Party assume the defense of a Third-Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third-Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third-Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys' fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third-Party Claim with respect to such Indemnitee.

            9.5.3 Right to Participate in Defense. Without limiting Section 9.5.2, any Indemnitee shall be entitled to (a) participate in, but not control, the defense of such Third-Party Claim and to engage counsel of its choice for such purpose; provided, however, that such engagement shall be at the Indemnitee's own expense unless the engagement thereof has been specifically authorized by the indemnifying Party in writing, and (b) control its defense of such Third-Party Claim and to engage counsel of its choice for such purpose, at the expense of the indemnifying Party, if (i) the indemnifying Party has failed to assume the defense and engage counsel in accordance with Section 9.5.2, (ii) the use of the counsel chosen by the indemnifying Party would present such counsel with a conflict of interest, (iii) the actual or potential defendants in, or targets of, such action include both the Indemnifying Party and the Indemnitee or the Indemnified Party, and the Indemnified Party reasonably concludes that there may be legal defenses available to it or the Indemnitee that are different from or additional to those available to the indemnifying Party, (iv) the indemnifying Party denies or fails to timely admit its obligation to defend and indemnify the action, or (v) in the reasonable opinion of counsel to the Indemnified Party, the claim could result in the Indemnitee or the Indemnified Party becoming subject to injunctive relief or relief other than the payment of money damages that could have a materially adverse effect on the ongoing business of such Indemnitee of the Indemnified Party.

            9.5.4 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third-Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third-Party Claims, where the indemnifying Party has assumed the defense of the Third-Party Claim in accordance with Section 9.5.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the indemnifying Party, not to be unreasonably withheld or delayed.

            9.5.5 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third-Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and


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

testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third-Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

            9.5.6 Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

                                  ARTICLE 10 -
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      Section 10.1 Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

            10.1.1 Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and the Unilateral Development and Commercialization Agreements and to perform its obligations hereunder and thereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the Unilateral Development and Commercialization Agreements and the performance of its obligations hereunder and thereunder. This Agreement and the Unilateral Development and Commercialization Agreements have been duly executed and delivered on behalf of such Party and constitute legal, valid and binding obligations of such Party and are enforceable against it in accordance with their respective terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

            10.1.2 Litigation. Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party's activities related to this Agreement or the Unilateral Development and Commercialization Agreements have violated, or that by conducting the activities as contemplated herein or therein such Party would violate, any of the intellectual property rights of any other party.

            10.1.3 Consents, Approvals, etc. All necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the Unilateral Development and Commercialization Agreements and the performance of its obligations hereunder and thereunder have been obtained.

            10.1.4 Conflicts. The execution and delivery of this Agreement and the Unilateral Development and Commercialization Agreements and the performance of such Party's obligations hereunder and thereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

            10.1.5 Debarment. No such Party nor any of its Affiliates has been debarred or is subject to debarment and neither such Party nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement or the Unilateral Development and Commercialization Agreements, any party who has been debarred pursuant to
Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or who is the subject of a conviction described in such section. Each Party will inform the other Party in writing immediately if it or any party who is performing services hereunder is debarred or is the subject of a conviction described in
Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party's knowledge, is threatened, relating to the debarment or conviction of such Party or any party performing services hereunder or thereunder.


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

      Section 10.2 Additional Representations and Warranties of Medarex. Medarex represents and warrants to PharmAthene that (i) Medarex is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement and the Unilateral Development Commercialization Agreements, and (ii) as of the Effective Date, Medarex has made available to PharmAthene upon the request of PharmAthene the material technical information and data with respect to the Lead Collaboration Antibody known to Medarex as of the Effective Date, including but not limited to the feasibility of producing such Lead Collaboration Antibody, the efficacy, safety, side effects and toxicity thereof, that the technical information and data provided to PharmAthene is to the best of Medarex's knowledge accurate in all material respects and that to the best of Medarex's knowledge Medarex has not withheld any information or data from PharmAthene that would make such technical information and data provided to PharmAthene misleading in any material respect.

      Section 10.3 Additional Representations, Warranties and Covenant of PharmAthene.

            10.3.1 PharmAthene represents and warrants to Medarex that PharmAthene is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement and the Unilateral Development and Commercialization Agreements. PharmAthene shall comply with all the applicable terms and conditions of the MRC Agreement and the Cross-License Agreement.

            10.3.2 PharmAthene represents and warrants to Medarex that, except as set forth on Schedule 10.3.2, as of the Effective Date, neither PharmAthene nor its Affiliates has, directly or indirectly, expressly or by implication, by action or omission or otherwise (x) assigned, transferred, granted, conveyed or


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

otherwise encumbered any right, title or interest in or to any Patent, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by PharmAthene or its Affiliates with respect to the Collaboration Target, or (y) agreed to or is otherwise bound by any covenant not to sue for any infringement, misuse or otherwise with respect to the foregoing intellectual property rights.

      Section 10.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 10.1, 10.2 AND 10.3, PHARMATHENE AND MEDAREX MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, UNDER THIS AGREEMENT OR THE UNILATERAL DEVELOPMENT AND COMMERCIALIZATION AGREEMENTS, AND PHARMATHENE AND MEDAREX EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES UNDER THIS AGREEMENT OR THE UNILATERAL DEVELOPMENT AND COMMERCIALIZATION AGREEMENTS.

                                  ARTICLE 11 -
                                  MISCELLANEOUS

      Section 11.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not) or terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, the Parties shall meet to discuss in good faith how to proceed in order to accomplish the goals of the Collaboration outlined in this Agreement.

      Section 11.2 Subcontractors. Each Party shall have the right, subject to the prior written consent of the Steering Committee, such consent not to be unreasonably withheld or delayed, to subcontract any of its research, development, manufacture or commercialization activities to a Third Party, provided that it furnishes the other Party with advanced written notice thereof, which notice shall specify the work to be subcontracted, and obtains a written undertaking from the subcontractor that it shall be subject to the applicable terms and conditions of this Agreement, including the provisions of Article 6. If a Party wishes to subcontract any of its research, development, manufacturing or commercialization activities to a Third Party and the Steering Committee consents, the other Party may submit a bid to the subcontracting Party to perform such work. The subcontracting Party shall use Commercially Reasonable Efforts to enter into an agreement with the bidder that is best able to meet the Collaboration's requirements, taking into consideration such factors as price, quality, capacity, quantity, reliability and reputation, provided that such bidder is reasonably acceptable to the Steering Committee. Unless the Project Plan provides, or the Steering Committee agrees otherwise, PharmAthene shall be responsible for all the budgeted costs and expenses (in accordance with the applicable Project Budget) associated with the use of a subcontractor to conduct research, development, manufacture and commercialization activities, but, unless the Parties agree otherwise, the subcontracting Party shall remain solely liable for the performance of its research, development, manufacture or commercialization activities by its subcontractor; provided, however, that PharmAthene and Medarex each shall remain solely responsible for all costs and expenses associated with its use of subcontractor(s) with respect to the PharmAthene Activities and the Medarex Research Activities, respectively.

      Section 11.3 Assignment. (a) Without the prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement; provided, however, that either Party hereto may (a) assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Affiliate of such Party; or (b) assign or transfer this Agreement to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets; provided, however, that with respect to both (a) and (b), (i) the assigning Party (provided that it is not the surviving entity) shall remain jointly and severally liable with the relevant PharmAthene Affiliate, Medarex Affiliate or Third Party assignee under this Agreement, and (ii) the relevant PharmAthene Affiliate assignee, Medarex Affiliate assignee, Third Party assignee or surviving entity shall assume in writing all of the assigning Party's obligations under this Agreement that have been assigned pursuant to either (a) or (b). For purposes of clarification with respect to subsection (b) herein, a Third Party that merges or consolidates with a Party, or to which a Party transfers all or substantially all of its assets, shall not be deemed to grant the other Party to this Agreement any license to such Third Party's technology in existence as of the effective date of such merger, consolidation or transfer, unless such grant is made pursuant to a separate agreement, provided such Third Party shall maintain all licenses granted hereunder by such first Party with respect to its Technology (which for purposes of this Section 11.3 shall be deemed to include Collaboration Technology and Joint Technology) and any Information and Inventions with respect thereto. Any purported assignment or transfer in violation of this Section shall be void ab initio and of no force or effect.

      (b) Neither Party shall assign any Technology licensed to the other Party without written acknowledgement by the assignee that such assigned Technology is subject to the rights and licenses granted to the other Party under this Agreement.

      Section 11.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision of this Agreement illegal, invalid or unenforceable in any respect.

      Section 11.5 Governing Law, Jurisdiction, Venue and Service.

            11.5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

            11.5.2 Jurisdiction. Subject to Section 2.3, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

            11.5.3 Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of Delaware or the United States District Court of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            11.5.4 Service. Each Party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

            11.5.5 Patents and Trademarks. Notwithstanding the foregoing, any disputes regarding the validity, scope or enforceability of Patents or Trademarks shall be submitted to a court of competent jurisdiction in the territory in which such rights apply.

      Section 11.6 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            If to PharmAthene, to:

                      PharmAthene, Inc.
                      175 Admiral Cochrane Drive
                      Suite 101
                      Annapolis, MD  21401
                      Attention:  David P. Wright
                      Facsimile:  (410) 571-8927

                      With a copy to:

                      Elliot M. Olstein
                      Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein 5 Becker Farm Road
                      Roseland,  NJ  07068-1739
                      Facsimile:  (973) 994-1744

            If to Medarex, to:

                      Medarex, Inc.
                      707 State Road
                      Princeton, New Jersey 08540-1437
                      Attention: President
                      Facsimile: (609) 430-2850
                      with copies to:

                      Medarex, Inc.
                      707 State Road
                      Princeton, New Jersey 08540-1437
                      Attention: General Counsel
                      Facsimile: (609) 430-2850

                      Medarex, Inc.
                      707 State Road
                      Princeton, New Jersey 08540-1437
                      Attention: Contracts Administrator
                      Facsimile: (609) 430-2850

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been received (a) when delivered, if personally delivered or sent by facsimile on a business day, (b) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (c) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Section 11.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

      Section 11.7 Entire Agreement; Modifications. This Agreement, together with the Schedules and the Appendices attached hereto (including the Unilateral Development and Commercialization Agreements), sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

      Section 11.8 Relationship of the Parties. It is expressly agreed that the Parties shall be independent contractors of one another and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

      Section 11.9 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Articles 6 and 7 of this Agreement are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of
Article 6 or 7 will result in irreparable injury to such other Party. Each Party also acknowledges and agrees that in the event of a violation or threatened violation of any provision of Article 6 or 7, the other Party shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving irreparable seek injury or actual damages, as well as to seek an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to such other Party. Nothing in this Section 11.9 is intended, or should be construed, to limit such other Party's right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

      Section 11.10 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

      Section 11.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 11.12 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other parties, other than MRC as provided in the last sentence of Section 10.3.1.

      Section 11.13 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

      Section 11.14 English Language. This Agreement has been written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

      Section 11.15 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Appendix, Schedule or Exhibit shall mean references to such Article, Section, Appendix, Schedule or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

      Section 11.16 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word "or" is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including" as used herein shall mean including, without limiting the generality of any description preceding such term.

The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

         [The remainder of this page has been intentionally left blank.]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MEDAREX, INC.                                PHARMATHENE, INC.


By: /s/Ronald A. Pepin, Ph.D.                By: /s/David P. Wright
    ------------------------------               ------------------
Name: Ronald A. Pepin, Ph. D.                Name: David P. Wright
Title: Sr. VP, Business Development          Title: President & CEO

                                 SCHEDULE 10.3.2
                      Encumbrances on Collaboration Targets

      This Schedule to the COLLABORATION AGREEMENT ("Agreement") effective as of November 29, 2004, by and between PHARMATHENE, INC. ("PharmAthene") and MEDAREX, INC., on behalf of itself and its wholly owned subsidiary, GENPHARM INTERNATIONAL, INC., (collectively, "Medarex") sets forth any and all encumbrances on any right, title or interest in or to any Patent, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by PharmAthene or its Affiliates with respect to the Collaboration Target listed on Appendix C. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement, unless otherwise expressly provided herein.

      The contents of this Schedule 10.3.2 are hereby incorporated into the Agreement and are governed by the terms and conditions of the Agreement, including the confidentiality provisions set forth therein.

                                      None

                                   APPENDIX A

                                   Definitions

      This Appendix to the COLLABORATION AGREEMENT ("Agreement") effective as of November 29, 2004, by and between PHARMATHENE, INC. ("PharmAthene") and MEDAREX, INC., on behalf of itself and its wholly owned subsidiary, GENPHARM INTERNATIONAL, INC., (collectively, "Medarex") provides agreed upon definitions applicable to the Parties for purposes of the Agreement. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement, unless otherwise expressly provided herein.

      The contents of this Appendix A are hereby incorporated into the Agreement and are governed by the terms and conditions of the Agreement, including the confidentiality provisions set forth therein.

      "Affiliate" of a party shall mean any other party that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first party. For purposes of this definition only, "control" and, with correlative meanings, the terms "controlled by" and "under common control with" shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a party, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a party.

      "Allocation Percentage" of a Party means such Party's share of Operating Profits with respect to commercialization of Collaboration Products and shall be determined by reference to Appendix G hereto.

      "Antibody" shall mean any fully human antibody, or fragment thereof, with a unique amino acid sequence that has a therapeutically meaningful binding affinity for an Antigen. By way of clarification, Antibodies with different amino acid sequences shall be deemed to be different Antibodies, irrespective of whether they bind to the same Antigen. For the avoidance of doubt, any

Improvement to an Antibody, such as, by way of example, through affinity maturation or other similar techniques, shall continue to be an "Antibody" for purposes of this Agreement.

      "Antibody-Based Product" shall mean any composition or formulation containing or comprising one or more (a) (i) antibodies, whether or not human,
(ii) with respect to each such antibody, one or more fragments of such antibody containing a portion of such antibody that confers binding specificity for an Antigen, or (iii) any protein or other composition of matter that mimics such antibody or fragment, (b) cells expressing or secreting one or more such antibodies, fragments or mimetics or containing nucleotide sequences (whether coding or non-coding) with respect to the expression of such antibodies, fragments or mimetics, or (c) nucleotide sequences (whether coding or non-coding) with respect to the expression of one or more such antibodies, fragments or mimetics.

      "Antibody Material" shall mean, with respect to a particular Antibody, (a) the nucleic acids (including DNA, RNA, and complementary and reverse complementary nucleic acids thereto, whether intact or a fragment) that code specifically for such Antibody (or active fragments thereof) and do not code for multiple Antibodies, or (b) a host cell (other than a host cell obtained directly from the HuMAb Mice, or parts of such mice) into which the nucleic acids described in (a) are introduced or are otherwise present, which cell is capable of expressing such Antibody.

      "Antibody Product" shall mean any composition or formulation containing or comprising one or more (a) Antibodies, (b) cells expressing or secreting one or more Antibodies or containing nucleotide sequences (whether coding or non-coding) with respect to the expression of Antibodies, or (c) nucleotide sequences (whether coding or non-coding) with respect to the expression of one or more Antibodies (or a fragment of an entire Antibody containing that portion of such Antibody conferring binding specificity for an Antigen), for the diagnosis, prophylaxis or treatment of human diseases or conditions.

      "Antigen" shall mean any protein (including any glyco- or lipo-protein), carbohydrate, compound or other composition, and any fragment, peptide or epitope thereof, that stimulates the production of antibodies.

      "Applicable Law" shall mean the applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time in the Territory.

      "Authorized Commercialization Expenses" shall mean the cost and expenses incurred by a Party as Commercialization Expenses under the Project Plan not to exceed one-hundred and ten percent (110%) of the amount authorized by the Project Budget for the applicable period for the Party.

      "Authorized R&D Expenses" shall mean the cost and expenses incurred by a Party for performing research and development activities as set forth in the Project Plan which cost and expense shall not exceed one-hundred and ten percent (110%) of the amount authorized by the Project Budget for the applicable period for the Party.

      "Biosite Agreement" shall mean that certain Collaboration Agreement, dated as of June 1, 2000, between Medarex and Biosite Diagnostics Incorporated, a Delaware corporation.

      "BLA" or "Biologics License Application" shall mean a Biologics License Application, as defined in the U.S. Federal Food, Drug, and Cosmetics Act, as amended, and the regulations promulgated thereunder, and any corresponding supranational, foreign or domestic marketing authorization application, registration or certification, necessary or reasonably useful to market a Collaboration Product in the Territory, but not including pricing and reimbursement approvals.

      "Collaboration Product" shall mean any Antibody Product that contains, expresses or secretes a Collaboration Antibody or any Improvement thereto or contains nucleotide sequences with respect to the expression of a Collaboration Antibody or any Improvement thereto.

      "Collaboration Target" shall mean the Antigen listed on Appendix C, as such appendix may be amended pursuant to this Agreement.

      "Collaboration Technology" shall mean any and all (a) Information and Inventions, conceived, discovered, developed or otherwise made, by or on behalf of a Party or its Affiliates or, to the extent permitted, its sublicensees (whether alone or jointly), in connection with the work conducted under or in connection with this Agreement (but not the Unilateral Development and Commercialization Agreements), whether or not patented or patentable, but excluding any Antibody Materials, Collaboration Antibodies, Mice Materials, Mice-Related Technology or Production Process Technology (the "Collaboration Know-How"); and (b) Patents and other intellectual property rights with respect thereto (collectively, "Collaboration Patents"). The determination of whether Information and Inventions are conceived, discovered, developed or otherwise made by a Party for purposes of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall be made in accordance with Section 7.1.8.

      "Commercially Reasonable Efforts" shall mean, with respect to the research, development, manufacture or commercialization of a Collaboration Product, efforts and resources commonly used in the biotechnology industry for an antibody of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Collaboration Product, without regard to the particular circumstances of a Party, including any other product opportunities of such Party.

      "Control" shall mean, with respect to any Information and Invention, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Information and Invention, Patent or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

      "Corixa Agreement" shall mean that certain Asset Purchase Agreement, by and between Medarex and Corixa Corporation, dated as of May 24, 2002.

      "Cross-License Agreement" shall mean that certain Cross-License Agreement entered into by and among Abgenix, Inc., Cell Genesys, Inc., Japan Tobacco Inc., Xenotech L.P., and GenPharm International, Inc., effective as of March 26, 1997, as amended from time to time.

      "Excluded Know-How" shall mean (a) with respect to Medarex, any and all Information and Inventions that Medarex or any of its Affiliates Control pursuant to the Biosite Agreement, the Kirin Agreement (subject to Section

1.2.6(d)), the Corixa Agreement or any other agreement with a Third Party that is entered into after the Effective Date, including the ultra potent toxin and linker technology that Medarex or any of its Affiliates Control pursuant to the Corixa Agreement (including any Improvements with respect thereto), and (b) with respect to PharmAthene any and all Information and Inventions that PharmAthene or its Affiliates Control pursuant to an agreement entered into after the Effective Date, but in each case excluding any Information and Inventions that are claimed or covered by the Excluded Patents.

      "Excluded Patent" shall mean any Patent that Medarex or any of its Affiliates Control pursuant to the Biosite Agreement, the Kirin Agreement (subject to Section 1.2.6(d)), the Corixa Agreement or any other agreement with a Third Party that is entered into after the Effective Date, including any Patents claiming or covering the ultra potent toxin and linker technology that Medarex or any of its Affiliates Control pursuant to the Corixa Agreement (including any Improvements with respect thereto), and (b) with respect to PharmAthene any Patent that PharmAthene or any of its Affiliates Control pursuant to an Agreement entered into after the Effective Date.

      "Exploit" or "Exploitation" shall mean to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, exportation, transportation, distribution, promotion and marketing activities related thereto.

      "FDA" shall mean the United States Food and Drug Administration and any successor agency thereto.

      "GAAP" shall mean United States generally accepted accounting principles consistently applied.

      "Government Award" shall mean a grant received by a Party from the U.S. federal government (or any subdivision thereof) for the purpose of researching, developing or manufacturing Collaboration Products.

      "Government Contract" shall mean a contract, between the Selling Party and the U.S. federal government (or any subdivision thereof or any foreign Government ) for the procurement of a specific quantity of one or more Collaboration Products at a set price over a specific time period for the purposes of stocking (e.g. Strategic National Stockpile) and intended treatment and not for testing or otherwise evaluating the Collaboration Product for consideration as a potential treatment.

      "HuMAb Mice" shall mean any immunizable transgenic mice containing unrearranged human immunoglobulin transgenes inserted into mouse chromosomes, but not containing any human chromosomes or fragments thereof, that are Controlled by Medarex or its Affiliates as of the Effective Date, but excluding any immunizable mice capable of producing human antibodies that are in-licensed or otherwise acquired by Medarex or its Affiliates after the Effective Date.

      "Improvement" shall mean any modification to an antibody, compound, product or technology or any discovery, device, process or formulation related to such antibody, compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, manufacture, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of an antibody, compound, product or technology, any discovery or development of any new or expanded indications or applications for an antibody, compound, product or technology, or any discovery or development that improves the stability, safety or efficacy of an antibody, compound, product or technology.

      "IND" shall mean an investigational new drug application filed with the FDA for authorization to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions.

      "Information and Inventions" shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including high-throughput screening, gene expression, genomics, proteomics and other drug discovery and development technology, pre-clinical and clinical trial results (including Regulatory Documentation), manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions and other intellectual property (whether or not confidential, proprietary, patented or patentable).

      "Kirin Agreement" shall mean that certain Collaboration and License Agreement between Kirin Brewery Co, Ltd. ("Kirin") and Medarex, effective as of September 4, 2002, as amended from time to time.

      "Know-How" shall mean the Medarex Know-How, the PharmAthene Know-How and/or the Collaboration Know-How, as applicable.

      "Lead Collaboration Antibody" shall have the meaning set forth in Section
1.2.4. For the avoidance of doubt, a Collaboration Antibody that has been designated the Lead Collaboration Antibody shall continue to be a Collaboration Antibody for purposes of this Agreement.

      "Medarex Know-How" shall mean all Information and Inventions owned by or in the Control of Medarex or its Affiliates as of the Effective Date or at any time during the Term that are necessary or reasonably useful for the Exploitation of the Collaboration Products and the Unilateral Products or for the exercise of the Medarex Patents, in each case that are not generally known, but excluding (w) any Excluded Know-How, (x) any Collaboration Know-How and Joint Know-How, and (y) any Mice Materials, Mice-Related Know-How and Production Process Know-How. Subject to the foregoing exclusions, Medarex Know-How shall include all: (a) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical and safety data and information related to the Collaboration Targets, the Collaboration Products or the Unilateral Products, and (b) data and information with respect to, or resulting from, assays and biological methodologies necessary or reasonably useful for the Exploitation of Collaboration Products or the Unilateral Products. By way of clarification, PharmAthene shall not have any rights with respect to Excluded Know-How under this Agreement unless the Parties enter into a separate written agreement with respect thereto. For purposes of this definition, Medarex Know-How is not intended, and shall not be construed, to include any Information and Inventions that are licensed to Medarex and its Affiliates under Section 3.1.2 of this Agreement or under Section 2.1 of the applicable Unilateral Development and Commercialization Agreement.

      "Medarex Patents" shall mean all of the Patents that Medarex or its Affiliates own or Control as of the Effective Date and at any time during the Term, that cover or claim any invention necessary or reasonably useful for the Exploitation of the Collaboration Products or the Unilateral Products, but excluding any Excluded Patents, any Collaboration Patents, any Joint Patents, any Mice-Related Patents and any Production Process Patents. By way of clarification, PharmAthene shall not have any rights with respect to any Excluded Patents under this Agreement unless the Parties enter into a separate written agreement with respect thereto. For purposes of this definition, Medarex Patents are not intended, and shall not be construed, to include any Patents that are licensed to Medarex and its Affiliates under Section 3.1.2 of this Agreement or under Section 2.1 of the applicable Unilateral Development and Commercialization Agreement.

      "Medarex Technology" shall mean the Medarex Know-How and Medarex Patents.

      "Mice Materials" shall mean the HuMAb Mice, any parts or derivatives of such mice, including hybridomas, cells, genetic material (including nucleotide sequences (e.g., DNA, RNA, and complementary and reverse complementary nucleotide sequences thereto, whether coding or non-coding) with respect to the expression of an Antibody or fragment thereof, and any replicates or modifications thereof or Improvements thereto (e.g., additions, deletions or substitutions of nucleotides therein)), Antibodies, Antibody Products or other biological materials derived directly or indirectly from the HuMAb Mice, but excluding any Collaboration Antibodies and Antibody Materials related thereto.

      "Mice-Related Know-How" shall mean (a) any Information and Inventions with respect to any Mice Materials or other biological materials derived directly or indirectly from the HuMAb Mice, but excluding any Information and Inventions that relate solely to the Exploitation of Collaboration Products (as distinguished from the Exploitation of the Mice Materials), and (b) any Information and Inventions with respect to the HuMAb Mice or the Additional Mice, and the Exploitation thereof, but in each case excluding any Information and Inventions to the extent covered or claimed by the Mice-Related Patents.

      "Mice-Related Patents" shall mean any Patents that claim or cover (a) Mice Materials or other biological materials derived directly or indirectly from the HuMAb Mice, and any Information and Inventions with respect to the foregoing, but excluding any claims that relate solely to the Exploitation of Collaboration Products (as distinguished from the Exploitation of the Mice Materials), and (b) the HuMAb Mice or the Additional Mice, and the Exploitation thereof.

      "Mice-Related Technology" shall mean the Mice-Related Know-How and the Mice-Related Patents.

      "MRC Agreement" shall mean that certain License Agreement entered into by the Medical Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall and Marianne Bruggemann and GenPharm International, Inc., effective October 1, 1993, as amended on August 12, 1994.

      "Non-Selling Party" shall mean with respect to each country of the Territory the Party that is not the Selling Party.

      "Patent(s)" shall mean (a) all patents and patent applications, (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (c) any foreign or international equivalent of any of the foregoing.

      "PharmAthene Know-How" shall mean all Information and Inventions owned by or in the Control of PharmAthene or its Affiliates as of the Effective Date or at any time during the Term that are necessary or reasonably useful for the Exploitation of the Collaboration Products and the Unilateral Products, including the discovery, identification or characterization of Collaboration Targets, or for the exercise of the PharmAthene Patents, in each case that are not generally known, but excluding (w) any Excluded Know-How, and (x) any Collaboration Know-How and Joint Know-How, (y) Patents and (z) any Production Process Know-How. Subject to the foregoing exclusions, PharmAthene Know-How shall include all: (a) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical and safety data and information related to the Collaboration Targets, the Collaboration Products or the Unilateral Products, and (b) data and information with respect to, or resulting from, assays and biological methodologies necessary or reasonably useful for the Exploitation o the Collaboration Targets, the Collaboration Products or the Unilateral Products. For purposes of this definition,

PharmAthene Know-How is not intended, and shall not be construed, to include any Information and Inventions that are licensed to PharmAthene and its Affiliates under Section 3.1.1 of this Agreement or under Section 2.1 of the applicable Unilateral Development and Commercialization Agreement.

      "PharmAthene Patents" shall mean all of the Patents that PharmAthene and its Affiliates own or Control as of the Effective Date and at any time during the Term, that claim or cover any invention necessary or reasonably useful for the Exploitation of the Collaboration Products or the Unilateral Products, but excluding any Excluded Patents, Collaboration Patents, any Joint Patents and any Production Process Patents. For purposes of this definition, PharmAthene Patents are not intended, and shall not be construed, to include any Patents that are licensed to PharmAthene and its Affiliates under Section 3.1.1 of this Agreement or under Section 2.1 of the applicable Unilateral Development and Commercialization Agreement.

      "PharmAthene Technology" shall mean the PharmAthene Know-How and PharmAthene Patents.

      "Product Trademarks" shall mean the Trademarks developed for the Collaboration Products by the Steering Committee, all packaging designs and other trade dress used in connection with the Collaboration Products and such other Trademarks relating thereto and any registrations thereof or any pending applications relating thereto.

      "Production Process Development" shall mean the development of processes and technology for the production, purification, evaluation, characterization, stability assessment, vialing and distribution, and release of a Collaboration Antibody or Collaboration Product.

      "Production Process Know-How" shall mean any Information and Inventions of a Party with respect to the Production Process Development or the manufacture of Antibody Products.

      "Production Process Patents" shall mean any Patents of a Party that claim or cover the Production Process Development or the manufacture of Antibody Products.

      "Production Process Technology" shall mean any Production Process Know-How and Production Process Patents of a Party.

      "Regulatory Approval" shall mean any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Exploitation of a product in a country, including any (a) approval for a product (including any INDs, BLAs and supplements and amendments thereto); (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

      "Regulatory Authority" shall mean any applicable government entities regulating or otherwise exercising authority with respect to the Exploitation of the Collaboration Products or Unilateral Products, as applicable, in the Territory.

      "Regulatory Documentation" shall mean all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, relating to any product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files, but excluding any and all Regulatory Approvals with respect to such product.

      "Selling Party" means, PharmAthene unless otherwise agreed to in writing by both Parties.

      "Technology" shall mean, with respect to Medarex, the Medarex Technology and, with respect to PharmAthene, the PharmAthene Technology and, when used without reference to a specific Party, the Medarex Technology and the PharmAthene Technology.

      "Territory" shall mean the entire world.

      "Third Party" shall mean any party other than Medarex, PharmAthene or their respective Affiliates.

      "Trademark" shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, service mark, service name, brand mark, trade name, brand name, logo or business symbol.

      Terms Defined Elsewhere in this Agreement. The following terms are defined in the applicable Sections of this Agreement:

Defined Term                                        Section

Authorized Commercialization Expenses               Section 4.1.1

Authorized R&D Expenses                             Section 4.1.2

Binding Sequence                                    Section 1.2.3(b)

Biological Materials                                Section 7.5.3

Collaboration                                       Section 1.1

Collaboration Antibody                              Section 1.2.3(a)

Collaboration  Expenses                             Section 4.5.1

Collective Opinion of Counsel                       Section 7.4.1

Commercialization Expenses                          Appendix B

Confidential Information                            Section 6.1

Discontinued Product                                Section 5.1.2(a)

Dormant Product                                     Section 5.3

Effective Date                                      Preamble

Election Notice                                     Section 5.1.2(a)

Expert                                              Section 2.3.4(a)

Indemnification Claim Notice                        Section 9.5.1

Indemnified Party                                   Section 9.5.1

Indemnitee                                          Section 9.5.1

Infringement Suit                                   Section 7.4.2

Initial PharmAthene Contribution                    Section 1.3.2

Joint Know-How                                      Unilateral Development and
                                                    Commercialization Agreements

Joint Patents                                       Unilateral Development and
                                                    Commercialization Agreements

Joint Technology                                    Unilateral Development and
                                                    Commercialization Agreements

Lead Collaboration Antibody                         Section 1.2.4

Losses                                              Section 9.2

Defined Term                                        Section

Medarex Research Activities                         Section 1.2.2

Net Sales                                           Appendix B

Operating Profits, Operating Losses                 Appendix B

Opt-Out                                             Section 5.1.1

Opt-Out Notice                                      Section 5.1.1

Opting-Out Party                                    Section 5.1.1

Other Operating (Income)/Expense                    Appendix B

Party                                               Preamble

PharmAthene Activities                              Section 1.2.2

Project Budget                                      Section 1.3

Project Plan                                        Section 1.3

Pursuing Party                                      Section 5.1.2(a)

Research and Commercialization

Agreement                                           Section 3.3.2

Reversion Target                                    Section 1.7

Steering Committee                                  Section 2.1.1

Term                                                Section 8.1

Third-Party Claims                                  Section 9.2

Third-Party Payments                                Appendix B

Unilateral Development and

Commercialization Agreement                         Section 5.1.2(a)

Unilateral Product                                  Unilateral Development and
                                                    Commercialization Agreements

Withholding Taxes                                   Section 4.4

                                   APPENDIX B

                              Financial Definitions

            This Appendix to the COLLABORATION AGREEMENT ("Agreement") effective as of November 29, 2004, by and between PHARMATHENE, INC. ("PharmAthene") and MEDAREX, INC., on behalf of itself and its wholly owned subsidiary, GENPHARM INTERNATIONAL, INC., (collectively, "Medarex") provides agreed upon definitions of financial terms applicable to the Parties for purposes of the Agreement. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement, unless otherwise expressly provided herein.

            The contents of this Appendix B are hereby incorporated into the Agreement and are governed by the terms and conditions of the Agreement, including the confidentiality provisions set forth therein.

            It is the intention of the Parties that the interpretation of these definitions will be in accordance with GAAP.

      1. "Net Sales" shall mean, for any period, the gross amount invoiced by the Parties and their Affiliates and sublicensees for the sale of Collaboration Product(s) or Unilateral Product(s), as applicable, to Third Parties, less deductions for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances (other than allowances for doubtful accounts), including (i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates, (ii) administrative and other fees and reimbursements and similar payments directly related to the sale or delivery of Collaboration Product(s) or Unilateral Product(s), as applicable, paid to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions,
(iii) allowances, rebates and fees directly related to the sale or delivery of Collaboration Product(s) or Unilateral Product(s), as applicable, paid to distributors and (iv) chargebacks; (b) freight, postage, shipping and insurance costs to the extent that such items are included in the gross amount invoiced;
(c) customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced; (d) rebates and similar payments made with respect to sales paid for or reimbursed by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties' rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; (e) sales and other taxes and duties (including withholding taxes established by individual country treaties not reimbursed or creditable) directly related to the sale or delivery of Collaboration Product(s) or Unilateral Product(s), as applicable, (but not including taxes assessed against the income derived from such sale); (f) distribution costs and expenses to the extent that such items are included in the gross amount invoiced; and (g) any such invoiced amounts that are not collected by the Parties or their Affiliates or sublicensees; provided, however, that an amount shall be deducted only once regardless of how many categories may apply to it. Any of the deductions listed above that involves a payment by a Party or its Affiliates or sublicensees shall be taken as a deduction in the calendar quarter in which the payment is accrued by such entity. Deductions pursuant to subsection (g) above shall be taken in the calendar quarter in which such sales are no longer recorded as a receivable. For purposes of determining Net Sales, the Collaboration Product(s) or Unilateral Product(s), as applicable, shall be deemed to be sold when invoiced and a "sale" shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

            For purposes of calculating Net Sales of Collaboration Products, sales between or among the Parties or their Affiliates shall be excluded from the computation of Net Sales, but sales of Collaboration Products by a Party or its Affiliates (other than sales pursuant to a supply agreement entered into pursuant to Section 1.2.8 or 1.6) to sublicensees or Third Parties shall be included in the computation of Net Sales.

            For purposes of the Unilateral Development and Commercialization Agreements, "Net Sales" shall be deemed to be Net Sales of Unilateral Products. For purposes of calculating Net Sales of Unilateral Products, sales between or among the Pursuing Party or its Affiliates or its sublicensees shall be excluded from the computation of Net Sales, but sales by the Pursuing Party or its

Affiliates or, subject to Section 3.2.3 of the applicable Unilateral Development and Commercialization Agreement, its sublicensees to Third Parties shall be included in the computation of Net Sales.

      2. "Operating Profits" and, with correlative meaning, "Operating Losses", shall mean, with respect to a Collaboration Product, Net Sales of such Collaboration Product by a Party or its Affiliates (but excluding Net Sales by a Party's sublicensees) less (a) Authorized Commercialization Expenses (to the extent not already deducted from Net Sales) and (b) Other Operating (Income)/Expense with respect to such Collaboration Product, all for a given period.

      3. "Commercialization Expenses" shall mean all Cost of Sales, Distribution Costs, Marketing Costs, Sales Costs, General and Administrative Costs (in each case, to the extent not deducted from Net Sales under Section 1 hereof) of the Parties and their Affiliates with respect to the applicable Collaboration Products approved by the Steering Committee in, and in accordance with, the applicable Project Budget.

            3.1 "Cost of Sales" shall mean (a) the supply price with respect to, and any other direct costs and expenses of acquiring, including costs of transport, customs, clearance and storage of product (if necessary), freight, customs, duty, and insurance borne by the Parties (to the extent not included in such supply price) of a Collaboration Product, and (b) any Third-Party Payments with respect to the sale of such Collaboration Product, to the extent not included in such supply price or reimbursed by a Third Party.

                  3.1.1 "Third-Party Payments" shall mean intellectual property and technology acquisition and license payments (including royalties, license fees, milestone payments and other payment obligations) made to Third Parties with respect to a Collaboration Product during the Term pursuant to activities under this Agreement, only to the extent that such payment obligations are approved by the Steering Committee pursuant to Section 2.1.2(d) and/or Section
            7.4.1. For purposes of clarity, any payments made pursuant to the MRC Agreement and/or the Kirin Agreement with respect to a Collaboration Product shall be Third-Party Payments.

            3.2 "Distribution Costs" shall mean the direct costs and expenses specifically identifiable to the distribution of a Collaboration Product a Party including customer services, collection of data about sales to hospitals and other end users, order entry, billing, shipping, credit and collection and other such activities, but in any case, not including any costs or expenses which are reimbursed by any Third Party.

            3.3 "Marketing Costs" shall mean, with respect to a Collaboration Product, the direct costs and expenses of marketing, promotion, advertising, promotional materials, professional education, product-related public relations, relationships with opinion leaders and professional societies, market research (before and after Regulatory Approval of a Collaboration Product), healthcare economics studies, post-marketing studies required to obtain, maintain or expand Regulatory Approvals of such Collaboration Product (to the extent not included in Authorized R&D Expenses) and other similar activities related to such Collaboration Product and approved by the Steering Committee. Such costs and expenses will include both internal costs (e.g., salaries, benefits, supplies and materials, etc.) and costs of outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.). Marketing Costs shall also include costs and expenses directly related to obtaining reimbursement from payers and the cost of obtaining sales and marketing data (to the extent not included in the Distribution Costs). Notwithstanding anything to the contrary in the foregoing, Marketing Costs shall specifically exclude the cost and expense of activities that promote a Party's business as a whole without being specific to a Collaboration Product (e.g., corporate image advertising).

            3.4 "Sales Costs" shall mean, with respect to a Collaboration Product, direct costs and expenses incurred by either Party or for its account and specifically identifiable to the sales efforts for such Collaboration Product in all markets in the Territory including the managed care market. Sales Costs shall include costs and expenses associated with sales representatives for a Collaboration Product, including the cost of compensation, benefits, travel, supervision, training, sales meetings, and other sales expenses for such sales representatives. Notwithstanding anything to the contrary in the foregoing, Sales Costs shall exclude costs and expenses associated with the start-up of a Party's sales force, including recruiting, relocation and other similar costs and expenses.

            3.5 "General and Administrative Costs" shall mean, with respect to a Collaboration Product, costs equal to ten percent (10%) of the sum of the Distribution Costs, Marketing Costs and Sales Costs related to such Collaboration Product in any country, of the Parties, in the aggregate, but only to the extent these costs are chargeable under the Agreement. Each Party shall have the right to charge General and Administrative Costs with respect to its Distribution Costs, Marketing Costs and Sales Costs chargeable under the Agreement. For the avoidance of doubt, neither Party shall charge the Collaboration for overhead with respect to the commercialization of a Collaboration Product other than General and Administrative Costs as provided above, except to the extent that such overhead charges are specifically set forth in the applicable Project Budget.

      4. "Other Operating (Income)/Expense" shall mean (a) payments and other consideration received from Third Parties with respect to the commercialization of a Collaboration Product, including any license fees, milestone payments, royalties or other payments (including the fair market value of any consideration received) in connection with the license, sublicense, assignment or transfer of rights with respect to such Collaboration Product (to the extent not included in Net Sales but excluding any amounts received by Medarex in connection with royalties payable by the Parties under the MRC Agreement with respect to Collaboration Products), (b) any Third-Party Payments with respect to the sale of such Collaboration Product, to the extent not included in such supply price or reimbursed by a Third Party, and (c) any other operating income received from or expense owed to Third Parties in connection with an activity that is not part of the primary business activity of a Party under the Agreement but is considered and approved by the Parties as income or expense for purposes of the Agreement, which may include: (i) the cost and expense of prosecuting, maintaining and enforcing patent, trademark and other intellectual property rights and defending against claims of infringement; and (ii) product liability insurance to the extent the Parties obtain a joint policy pursuant to Section

9.1, and (c) other expenses indirectly associated with the commercialization of a Collaboration Product as approved by the Steering Committee in the applicable Project Budget.

                                   APPENDIX C

                              Collaboration Target

      This Appendix to the COLLABORATION AGREEMENT ("Agreement") effective as of November 29, 2004, by and between PHARMATHENE, INC. ("PharmAthene") and MEDAREX, INC., on behalf of itself and its wholly owned subsidiary, GENPHARM INTERNATIONAL, INC., (collectively, "Medarex") sets forth the Collaboration Target.

      The contents of this Appendix C are hereby incorporated into the Agreement and are governed by the terms and conditions of the Agreement, including the confidentiality provisions set forth therein.

      [***]

----------
***Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the SEC.

                                   APPENDIX D

                           Lead Collaboration Antibody

                                      [***]

----------
***Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the SEC.

                                   APPENDIX E

                              Initial Project Plan

                                      [***]

----------
***Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the SEC.

                                  APPENDIX F-1

             Unilateral Development and Commercialization Agreement

[Pursuant to the terms of the Collaboration Agreement effective as of November 29, 2004 between PharmAthene, Inc. and Medarex, Inc., on behalf of itself and its wholly owned subsidiary GenPharm International, Inc., this document is not currently operative.]

                                  APPENDIX F-2

             Unilateral Development and Commercialization Agreement

[Pursuant to the terms of the Collaboration Agreement effective as of November 29, 2004 between PharmAthene, Inc. and Medarex, Inc., on behalf of itself and its wholly owned subsidiary GenPharm International, Inc., this document is not currently operative.]

                                   APPENDIX G

                     Determination of Allocation Percentage

A. The initial Allocation Percentage of Medarex shall be 100% and the initial Allocation Percentage of PharmAthene shall be 0%. The sum of the Parties' Allocation Percentages shall at all times equal 100%, and any increase in one Party's Allocation Percentage shall be deemed a corresponding decrease in the other Party's Allocation Percentage in the same amount.

B. Pursuant to Section 1.3.2 of this Agreement, PharmAthene will make the Initial PharmAthene Contribution of Two Million Dollars (US $2,000,000) to Medarex within fifteen (15) days of Effective Date such Initial PharmAthene Contribution to be used by Medarex solely for purposes of funding activities specified in the initial Project Plan outlined in Appendix E. Upon Medarex's receipt of the Initial PharmAthene Contribution, PharmAthene's Allocation Percentage will be increased to 20%.

C. In order to maintain PharmAthene's Allocation Percentage at 20% following Medarex's receipt of the Initial PharmAthene Contribution, PharmAthene shall contribute to the Collaboration no less than the amount (dollar for dollar) received by Medarex from the U.S. Government as reimbursement of the costs incurred by the Collaboration in the performance of the activities outlined in the two Government Awards granted to Medarex by the National Institutes of Health/National Institute of Allergy and Infectious Disease (NIH/NIAID) (the " PharmAthene Government Grant Match Contribution"). Such PharmAthene Government Grant Match Contribution will due and payable to Medarex by PharmAthene upon receipt by PharmAthene of an invoice from Medarex detailing the funds received by Medarex from the U.S. Government as reimbursement for costs incurred in performance of the activities outlined in the Government Awards, and will be used to offset expenses incurred by the Collaboration that are not fully covered by the monies received as reimbursement from the Government Awards awarded to Medarex. The PharmAthene Government Grant Match Contribution shall not be included in the calculation of PharmAthene's Allocation Percentage for purposes of Paragraph D below.

D. PharmAthene's Allocation Percentage will increase by 10% for every $5,000,000 spent in the Collaboration after the Effective Date and in excess of the Initial PharmAthene Contribution and the PharmAthene Government Grant Match Contribution up to a maximum Allocation Percentage of: (i) fifty percent (50%) in the absence of a Government Contract and
      (ii) sixty percent (60%) if a Government Contract is secured. Any monies received by Medarex as a result of a Government Award which are based on the Government Awards awarded to Medarex as of the Effective Date shall not be included as money spent in the Collaboration by PharmAthene.

E. In the event that revenue is received in connection with a Government Contract that is awarded to the Selling Party prior to PharmAthene contributing an amount in excess of the sum of (i) the Initial PharmAthene Contribution and (ii) the amount of PharmAthene Government Grant Match Contribution (such sum, the "Milestone Trigger Amount"), then PharmAthene shall make a milestone payment in the amount of One Million Five Hundred Dollars ($1,500,000) to Medarex within fifteen (15) days after the receipt of revenue from such Government Contract; provided that if PharmAthene's contribution at the time that such revenue is received is between ninety percent (90%) and one hundred percent (100%) of the Milestone Trigger Amount, then in lieu of making such milestone payment, PharmAthene shall pay to Medarex the difference between (x) the Milestone Trigger Amount and
      (b) the amount contributed by PharmAthene at the time that such revenue is received (such difference, the "Make-Up Payment"). This milestone payment (or Make-Up Payment") shall not be considered for purposes of the calculation of PharmAthene's Allocation Percentage, and PharmAthene will not be reimbursed for such milestone payment (or Make-Up Payment) under
      Section 4.1.2 of the Agreement. In the event that PharmAthene has funded the activities of the Collaboration in an amount greater than the sum of
      (i) the Initial PharmAthene Contribution and (ii) the PharmAthene Government Grant Match Contribution, then no milestone payment or Make-Up Payment shall be owed to Medarex.

F. Upon compliance with the payment obligations set forth in Paragraph E above, PharmAthene's Allocation Percentage will be adjusted to 50%.


                                      G-4